                        The McCurdy Residential Center

                          101 Southeast First Street

                               Evansville, Indiana

                               APPRAISAL REPORT
                                      ON





                                   THE MCCURDY

                                RESIDENTIAL CENTER

                             101 SOUTHEAST FIRST STREET

                                  EVANSVILLE, INDIANA








PREPARED BY:


HealthCare Property Appraisers of America, Inc.
Hwy 64 East, Laurel Terrace, 2nd Floor
Post Office Box 2227
Cashiers, North Carolina 28717

Copyright 1997, HealthCare Property Appraisers of America, Inc.

                                 [Letterhead]




April 10, 1997

Mr. David Brickman
Capitol Senior Living, Inc.
14160 Dallas Parkway
Dallas, Texas 75240

Re:      The McCurdy Residential Center
         Evansville, Indiana

Dear Mr. Brickman:

HealthCare Property Appraisers of America, Inc. has inspected The McCurdy Residential Center for the purpose of estimating the Market Value of its fee simple estate as a Going Concern. All factors which might influence the value of this property were investigated and fully considered to the best of our ability. We have performed a Complete Appraisal and report our findings here in the form of a Self-Contained Appraisal Report, which describes the appraisal method and contains the information necessary for forming realistic conclusions. The supporting data analyses and conclusions are an integral part of this report. The maps, sketches, and statistics are included to aid the reader in visualizing the property. Your attention is directed to the section entitled: "Underlying Assumptions and Limiting Conditions Section" which provides the basis for all conclusions and the Final Value Estimate.

Based on the enclosed data and analyses, we believe the Subject Property described herein had a Market Value, as of April 5, 1997, at current occupancy and in its present physical condition of:

                               $11,250,000

This value estimate included all real and personal property, as well as the business value as a Going Concern. Furniture, fixtures and equipment were estimated to have a contributory value of approximately $518,000 and intangible business assets were estimated to contribute $2,000,000 to the total value. The real estate alone was estimated to contribute $8,732,000. These estimated contributory values are allocations of the Going Concern and may not represent the amount that would be realized if components were sold separately.

The value conclusions in this report assume that this property is not subject to any existing leases or management contracts. We have assumed that any new owner would be free to negotiate a new lease or management contract if they so desired.

                                    SUBJECT


                                    [PHOTO]

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

After studying the sales history of similar properties, the Appraiser estimates a reasonable marketing period for the subject property to be twelve months.

This appraisal constitutes a Complete Appraisal and this report is a Self-Contained Appraisal Report as defined by the Uniform Standards of Professional Appraisal Practice (USPAP).

SPECIAL CONDITION

After discussions with appropriate state agencies, the appraiser believes the property owner will be able to continue operating the subject facility as a nursing home. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid matters and this critical assumption should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.

I appreciate the opportunity to provide these appraisal services to you. If you have any questions on this report or any other matters, please do not hesitate to call.

Respectfully submitted,

HealthCare Property Appraisers of America; Inc.


/s/ J. Michael Burroughs

J. MICHAEL BURROUGHS, MAI, SRA
State Certified General Appraiser; #A218
President

JMB:ela

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The McCurdy Residential Center, Evansville, Indiana
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                       SUMMARY OF IMPORTANT CONCLUSIONS

                  SELF-CONTAINED REPORT OF A COMPLETE APPRAISAL


Subject Property:                                    The McCurdy
                                                     Residential Center

Property Location:                                   101 Southeast First Street
                                                     Evansville, Indiana

Effective Date:                                      April 5, 1997

Report Date:                                         April 10, 1997

Purpose of Appraisal:                                Market Value

Area of Site:                                        31,363 sf (approx.)

Highest and Best Use:                                For Retirement Home Use


Improvements:

  Number of Units:                                   296 Beds

  Building Size:                                     135,350 sf (approx.)

  Building Date:                                     1916,1970,1988


Economics:

  Effective Gross Income:                            $8,958,472

  Expenses:                                          (7,208,462)
                                                     ----------
  Net Income:                                        $1,750,010


Indicated Values:

  Cost Approach:                                     $11,270,000

  Income Capitalization Approach:                    $11,620,000

  Sales Comparison Approach:                         $10,950,000 to $11,250,000

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The McCurdy Residential Center, Evansville, Indiana
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FINAL ESTIMATED MARKET VALUE:

  Land                                               $   285,000

  Building Improvements                              $ 8,447,000
                                                     -----------
  Total Real Estate                                  $ 8,732,000

  Personal Property                                  $   518,000

  Business Value                                     $ 2,000,000
                                                     -----------
  Total Property                                     $11,250,000



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The McCurdy Residential Center, Evansville, Indiana
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                              TABLE OF CONTENTS

TRANSMITTAL LETTER ............................................2
SUMMARY OF IMPORTANT CONCLUSIONS ..............................4
TABLE OF CONTENTS .............................................6
GENERAL IDENTIFICATION OF PROPERTY ............................7
PROPERTY RIGHTS APPRAISED .....................................7
SCOPE OF APPRAISAL ............................................7
HISTORY OF PROPERTY ...........................................8
THE PURPOSE OF THE APPRAISAL ..................................9
METHOD OF APPRAISAL ..........................................13
REGIONAL ANALYSIS ............................................15
MARKET AREA AND NEIGHBORHOOD .................................38
SITE DATA ....................................................42
DESCRIPTION OF IMPROVEMENTS ..................................47
COST APPROACH TO VALUE .......................................53
INCOME CAPITALIZATIONAPPROACH TO VALUE .......................72
SALES COMPARISON APPROACH TO VALUE ...........................93
RECONCILIATION AND FINAL VALUE ESTIMATE .....................108
ALLOCATIONOF VALUE BETWEEN REAL PROPERTY, PERSONAL PROPERTY
AND BUSINESS ENTERPRISE .....................................111
SUMMARY OF VALUES ...........................................120
UNDERLYING ASSUMPTIONS AND LE%MING CONDITIONS ...............121
APPRAISER'S CERTIFICATION ...................................125
QUALIFICATIONS OF APPRAISER .................................128

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The McCurdy Residential Center, Evansville, Indiana
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                    GENERAL IDENTIFICATION OF PROPERTY

The subject property, known as The McCurdy Residential Center, is located at 101 Southeast First Street, Evansville, Indiana. The subject site and improvements are described further in subsequent sections of this report. The subject of this analysis includes all real, personal and business property necessary to operate as a Retirement Home.

                         PROPERTY RIGHTS APPRAISED

The appraiser, in completing this appraisal assignment, considered the subject property to include all of those rights that may be lawfully owned and are legally referred to as being held in "fee simple".

                      DEFINITION OF FEE SIMPLE ESTATE

         Absolute ownership unencumbered by any other interest or estate; subject only to the limitations of eminent domain, escheat, police power, and taxation. (THE DICTIONARY OF REAL ESTATE APPRAISAL American Institute of Real Estate Appraisers, Third Printing, October, 1987)

                            SCOPE OF APPRAISAL

In conducting this appraisal, our staff

              -   Inspected the subject property.

              - Developed and analyzed significant data from primary and secondary sources, confirming that data where possible.

              - Analyzed sales, income and expense data and projected a reasonable cash flow for the subject.

              - Completed Income Capitalization, Cost and Sales Comparison Approaches To Value and reached a Final Market Value conclusion as reported herein.

This appraisal constitutes a Complete Appraisal and this report is a Self-Contained Appraisal Report as defined by USPAP.

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The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------
                               HISTORY OF PROPERTY


To the best of the appraiser's knowledge, the complete subject property (land, building, equipment and business) has not been sold, listed or placed under contract within the past three years.





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The McCurdy Residential Center, Evansville, Indiana
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                           THE PURPOSE OF THE APPRAISAL


The purpose of the Complete Appraisal contained in this Self-Contained Appraisal Report is to estimate the Market Value of The McCurdy Residential Center. This report is intended for the internal use of the property owner.


                              DEFINITION OF MARKET VALUE


     The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:


     (1)    Buyer and seller are typically motivated.


     (2) Both parties are well informed or well advised, and acting in what they consider their own best interests.


     (3)    A reasonable time is allowed for exposure in the open market.


     (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto.


     (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. *

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The McCurdy Residential Center, Evansville, Indiana
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                         DEFINITION OF GOING CONCERN VALUE


     As most properties of subject's type are usually owned, operated, and sold as one entity including the real estate, personal property, and business, in this report Market Value is considered to be synonymous with the Going Concern Value, which includes any intangible enhancement attributable to the operation of the property. The physical real estate assets are such integral parts of the business that the market values for the land and building or the business aspects are difficult, if not impossible, to segregate from the total value of the property.







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The McCurdy Residential Center, Evansville, Indiana
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                                      COMPETENCY


The Office of the Comptroller of the Currency has issued the following Final Rule, which requires lenders to evaluate appraiser competency for each specific appraisal assignment:


   "Not all appraisers are competent to perform every type of appraisal that will be needed in connection with federally related transactions. For instance, an appraiser who is experienced in appraising shopping centers may not possess sufficient expertise to appraise a golf course. A financial institution should look beyond an individual's title to determine if he or she has the experience and training needed to perform the appraisal. This provision is not intended to prohibit, in every circumstance, an individual from appraising a type of property with which he or she is not familiar. However in such instances, an appraiser may perform the appraisal only in accordance with the Competency Provision in the USPAP."


HealthCare Property Appraisers of America, Inc. is a national appraisal firm limiting its appraisal practice to Health Care and Senior Housing properties. HealthCare Property Appraisers of America, Inc. has prepared over 3,000 appraisal reports in 42 states on a wide variety of health care-oriented facilities and housing for the elderly. Property types encompass the complete continuum of health care facilities including:


   -      General and Acute Care Hospitals
   -      Psychiatric Hospitals
   -      Substance Abuse Facilities
   -      Skilled Nursing Homes
   -      Assisted Living Homes
   -      Rest Homes, Personal Care and Homes for the Aged
   -      Facilities for the Developmentally Disabled
   -      Independent Living Apartments for Retirees
   -      Continuing Care Retirement Communities


Our office maintains a constant dialogue with public health departments, medicaid reimbursement officials and healthcare licensing agencies in all 50 states. We constantly update our data bank in accordance with changes within the various state health care programs.

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The McCurdy Residential Center, Evansville, Indiana
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HealthCare Property Appraisers of America, Inc. maintains an in-house database which currently contains in excess of 1,300 sales of health care-related and senior housing properties.

SOURCE OF DEFINITIONS


   - TITLE XI. FINANCIAL INSTITUTIONS REFORM, RECOVERY, AND ENFORCEMENT ACT OF 1989 (FIRREA), [Pub. L. No. 101-73,103 Stat. 183 (1989)], 12
          U.S.C. 3310,3331-3351, and section 5(b) of the Bank Holding Company Act, 12 U.S. C. 1844(b); Part 225, Subpart G: Appraisals Paragraph 225.62(f).
   -      UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE, Page 1-7.
   -      FEDERAL RESERVE SYSTEM 12 CFR Parts 208 and 225, Sec. 225.62.
   -      OFFICE OF THE COMPTROLLER OF THE CURRENCY 12 CFR part 34, Sec. 34.42.
   -      FDIC, 12 CFR Part 323, Sec. 323.2.
   -      OFFICE OF THRIFT SUPERVISION, 12 CFR Part 564, Sec. 564.2.
   -      NCUA, 12 CFR Part 722, Sec. 722.2.




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The McCurdy Residential Center, Evansville, Indiana
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                                 METHOD OF APPRAISAL


The Appraisal Profession generally recognizes three approaches to value:


1. COST APPROACH TO VALUE: The appraiser: (a) estimates the land value as though the site were vacant and available for development and (b) estimates the cost to replace subject's improvements (at their same stage of depreciation). The depreciated Replacement Cost is usually based upon consultation with local contractors and construction cost data services.

2. INCOME CAPITALIZATION APPROACH TO VALUE: The Appraiser compiles and analyzes market data to estimate subject property's economic rental and expenses. The net income thus derived is capitalized into a value estimate. This indicates the property's value to an investor receiving this income stream and develops the present value of perceived future benefits and property reversion.


3. SALES COMPARISON APPROACH TO VALUE (also known as the Comparative Approach or Market Data Method): The Appraiser researches sales of Retirement Homes in this market area and develops units of comparison which are adjusted and applied to the subject property.


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



                                                              REGIONAL ANALYSIS
-------------------------------------------------------------------------------








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The McCurdy Residential Center, Evansville, Indiana
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                                  REGIONAL ANALYSIS


                                       OVERVIEW


The subject property is located in the city of Evansville, Vanderburgh County, Indiana. Located in the Southwestern region of the state, the site is approximately 176 miles southwest of Indianapolis, Indiana; 156 miles north of Nashville, Tennessee; 126 miles west of Louisville, Kentucky and 174 miles east of St. Louis, Missouri.


Vanderburgh County rests in the northern section of the Evansville-Henderson, IN-KY Metropolitan Statistical Area (hereafter referred to as the Evansville
MSA), which is composed of the following counties: Posey, Vanderburgh and Warrick counties in Indiana and Henderson County in Kentucky.


                                 TERRAIN AND CLIMATE


The Vanderburgh County area, bordered on the south by the Ohio River, is primarily level to slightly rolling, typical of southwestern Indiana. A moderate climate, the prevailing winds are from the south, sometimes producing hot humid summers, but the area is also affected by colder northwesterly winds following high pressure cells. Snowfall varies a great deal from year to year averaging 13 inches annually. The average annual rainfall is 42 inches and the growing season is 199 days. Averaging a low temperature of 32 degrees in January and a high of 78 degrees in July has encouraged growth in the Vanderburgh County area.

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                             POPULATION AND DEMOGRAPHICS


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                        CHANGE           PROJECTED CHANGE
                                       1990-1996             1996-2001
                                  ---------------------------------------------
   UNITED STATES                          6.5%                  4.9%
   STATE                                  5.2%                  3.9%
   MSA                                    3.8%                  2.8%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

The area enjoys a broadly diversified economic base, including education, home appliance and automobile production, medical services, plastics and pharmaceutical industries, which contribute to the growth of the area. According to Claritas, Inc., a demographics survey firm, the estimated 1996 population of the United States has increased 6.5% since 1990, and an additional 4.9% increase can be expected by 2001.

According to the 1990 Census, Indiana's population totaled 5,544,159 residents. Claritas estimates the current population at 5,834,129,representing an increase of 5.2%. By 2001, the population is projected to reach 6,062,622 residents, an increase of 3.9%.

The 1990 Census indicates Evansville MSA's population totaled 278,990 residents. Claritas estimates the current population at 289,587, representing an increase of 3.8%. By 2001, the population is projected to reach 297,718 residents, an increase of 2.8%.

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                   DEMOGRAPHICS OF THE ELDERLY POPULATION

                  PERCENTAGE OF CHANGE - ELDERLY POPULATION

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                         1990-1996                       1996-2001
                        -----------                     -----------
                75-79      80-84   85 & Over     75-79    80-84   85 & Over
               -------    -------  ---------    -------  -------  ---------
U.S.            14.4%      21.0%     32.9%       11.3%    12.4%     19.0%
STATE           14.0%      21.9%     31.8%       11.5%    11.4%     16.3%
MSA              8.7%      20.0%     28.6%        9.7%     6.5%     17.2%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

The market segments of primary interest in this demographics study are the age groups: (a) 75 to 79, (b) 80 to 84, and (c) 85 and over. Between 1990 and 1996, the estimated increase nationally in the 75 to 79 year old age bracket was 14.4%. In the 80 to 84 age group the change was 21.0% and the change in the 85 and over age group was 32.9%. By 2001, the 75 to 79 age group is projected to increase by an additional 11.3 %, the 80 to 84 group by 12.4 % and the age group 85 and over by 19.0%.

In the state of Indiana, the 75 to 79 age group is currently estimated at 152,940 which is an increase of 14.0 % since the last census. The age group 80 to 84 has shown an increase of 21.9% in that same time period and the 85 and over age group has shown an increase of 31.8%. It is estimated that by 200 1, there will be 170,534, 118,909 and 115,865 residents in these age groups or a change of 11.5 %, 11.4 %, and 16.3 % respectively.


In the Evansville MSA, the 75 to 79 age group is currently estimated at 8,427 which is an increase of 8.7 % since the last census. The age group 80 to 84 has shown an increase of 20.0 % in the time period between 1990 and 1996 and the 85 and over age group has shown an increase of 28.6%. It is estimated that by 2001, there will be 12.9, 9.0 and 9.1 residents in these age groups or a change of 9.7%, 6.5 %, and 17.2 % respectively.

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                        MEDIAN HOUSEHOLD INCOME - AGES 75+

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                         1990-1996                       1996-2001
                        -----------                     -----------
                75-79      80-84   85 & Over     75-79    80-84   85 & Over
               -------    -------  ---------    -------  --------  ---------
U.S.           +$3,462    +$3,355    +$3,233    +$3,344   +$3,359   +$3,357
STATE          +$3,633    +$3,564    +$3,509    +$3,604   +$3,647   +$3,520
MSA            +$2,961    +$3,105    +$2,649    +$3,891   +$3,684   +$3,540
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Nationally, the 75 to 79 age group median household income increased $3,462 between 1990 and 1996 and is projected to increase an additional $3,344 by 2001. The 80 to 84 age group showed an increase nationally in median household income of $3,355 between 1990 and 1996 and is projected to increase an additional $3,359 by 2001. The age group 85 and over showed an increase between 1990 and 1996 of $3,233 and is projected increase an additional $3,357 by 2001.

In the state of Indiana, the median household income for the 75-79 age group increased $3,633 between 1990 and 1996, and is projected to reach $21,241 or increase an additional $3,604 by 2001. The median household income for the 80 to 84 age group during the time period 1990 to 1996 increased $3,564 and is expected to reach $21,010 or increase an additional $3,647 by 2001. The age group 85 and over showed an increase of $3,509 between 1990 and current estimates and is projected to reach $20,694 or increase an additional $3,520 by 2001.

In the Evansville MSA, median household income for the 75-79 age group increased $2,961 between 1990 and 1996, and is projected to reach $19,881 or increase an additional $3,891 by 2001. The median household income for the 80 to 84 age group during the 1990-1996 time period increased $3,105 and is expected to reach $19,645 or increase an additional $3,684 by 2001. The age group 85 and over showed an increase of $2,649 between 1990 and current estimates and is projected to reach $18,447 or an additional increase of $3,540 by 2001.

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                  ELDERLY HOUSEHOLDS WITH INCOME $35,000+
           (AS A % OF TOTAL HOUSEHOLD INCOME FOR 55+ POPULATION)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                 1996             2001
                                 1990         ESTIMATED        PROJECTED
                             --------------------------------------------------
UNITED STATES                    42.4%           52.0%            58.3%
STATE                            39.7%           51.4%            59.3%
MSA                              37.7%           49.3%            56.5%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

One of the best indicators of the ability of the subject's residents to be self supporting (rather than government funded) is their level of affluence. The appraiser compared the subject's potential local market with that of Indiana and the USA as a whole. The comparison was based upon the percentage of population aged 55 + with an annual household income exceeding $35,000.


                               GOVERNMENT AND SERVICES


The Evansville MSA area consists of the city of Evansville and four other communities in Vanderburgh County. The subject property falls within the jurisdiction of Evansville which has a mayor-council form of government. Police protection is provided by the Evansville City Police Department and the Vanderburgh County Sheriff's Department. Fire protection is provided by the Evansville City Fire Department.


                                      UTILITIES


Water and sewer service are provided by the Evansville Water Department. Electricity is supplied by Southern Indiana Gas & Electric, gas service is provided by the same, and telephone service by Ameritech.

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                                      EDUCATION


The Evansville-Vanderburgh School Corporation has 20 elementary, 12 middle and 6 high schools. There are also more than eight private and/or parochial schools. Vocational Technical institutions in the area include ITT Technical Institute, Ivy Tech State College and Indiana Business College. Among the area's facilities for higher education are University of Evansville, University of Southern Indiana and Oakland City University.


                                    TRANSPORTATION


The area's principal highways include Interstate 64 (E-W), U.S. Highways 41 (N-S) and State Highways 62 and 66 (both E-W). Currently, there are no ongoing highway improvement projects. Proposed projects include the addition of left turn lanes on US 41 anticipated to be completed in one construction season and a bridge reconstruction across Pigeon Creek on State Road 62, being completed in one to two years.


Airports are located throughout the area with the major commercial airport being Evansville Regional Airport, with 40 daily flights. Airlines serving that airport include USAir, American Eagle, Atlantic Southeast, Northwest and Transworld Express.


Freight rail service is provided by CSX Corporation, Conrail and Norfolk Southern Corporation, and bus service by The Metropolitan Evansville Transit System. Trucking companies serving the area include several major firms.


                                     HEALTH CARE


There are three hospitals, Welborn Baptist Memorial, St. Mary's and Deaconess hospitals, with a total of more than 1,500 beds serving the Evansville MSA. Medical assistance is provided by 300 physicians and 100 dentists. Vanderburgh county alone has more than 25 nursing homes with a total of more than 2,500 beds. Evansville nursing homes include Bethel Manor (66

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beds), Brentwood Nursing and Rehabilitation Center (122), Good Samaritan Home
(166), Parkview Convalescent Center (101), St John's Home for the Aged (52), Woodbridge Health Care (92) and Washington Manor (199).


                                       ECONOMY


Financial institutions in the area include Old National Bank, Mid-West Federal, United Fidelity, Citizens, First Federal and First Indiana Bank along with many credit unions. The city's financial district has experienced a revitalization with the passage of riverboat gambling and the development of a downtown casino, passenger pavilion and riverfront hotel.


According to the 1995 SURVEY OF BUYING POWER, by Sales & Marketing Management, the per household retail sales for the Evansville MSA, ranking 190th in the nation, was $23,488 (compared to the national average of $23,209). The median household effective buying income, ranking 177th in the nation, was $34,058 ($37,070). Household expenditures for health care ranked in the top 200 in the nation with $2 billion. Figures for Evansville alone were $34,203 and $29,392 respectively.


According to the PLACES RATED ALMANAC , the Evansville MSA ranks 229th of the nation's 343 MSAs in the area of employment opportunity. The area is projected to show a growth rate of 3.56% in new jobs, with an increase of 4,449 white collar and 1,321 blue collar positions expected. Distribution by sector and percentage of employees is as follows:

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

SECTOR                                        PERCENTAGE
------                                        ----------
Services                                          30.2%
Manufacturing                                     23.0%
Wholesale/Retail Trade                            23.7%
Construction                                       5.7%
Transportation/Communications/Utilities            6.7%
Finance/Insurance/Real Estate                      5.3%
Government                                         2.3%
Agriculture/Forestry/Fishing                       1.5%
Mining                                             1.5%


The area's major employers are:



Company Name                   # Employees                     Product/Service
-------------                  ------------                    ---------------
 Evansville/Vanderburgh Schools    3,064                    Educational Services
 Whirlpool Corporation             2,800                           Refrigerators
 Mead Johnson Nutritionals         2,430              Nutritional/Pharmaceutical
 St. Mary's Medical Center         2,420                        Medical Services
 ALCOA Warrick Operations          2,400                  Aluminum Sheet & Ingot
 T.J. Maxx                         1,600                     Retail Distribution
 General Electric                  1,600                                Plastics
 American General Finance          1,221                      Financial Services
 City of Evansville                1,200                   Governmental Services
 Casino Aztar                      1,000                            Gaming/Hotel

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--------------------------------------------------------------------------------

                       UNITED STATES/STATE/MSA HOUSEHOLD INCOME
                                 (GENERAL POPULATION)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                               % OF CHANGE
                             ---------------------------------------------------
                                   1990-1996                  1996-2001
                             ---------------------------------------------------
 UNITED STATES                       21.7%                      15.4%

 STATE                               25.2%                      18.4%

 MSA                                 26.4%                      19.1%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

An important indicator of economic health is growth in Median Household Income. The national increase in Median Household Income between 1990 and 1996 was 21.7%. Claritas projects the National Median Household Income will reach $42,259 (i.e. increase by 15.4%)by 2001.


Median Household Income for Indiana in 1996 is estimated at $36,125, or an increase of 25.2% since 1989. It is projected that by 2001 the Median Household Income will reach $42,770, or increase by 18.4%.


Median Household Income for the Evansville MSA in 1996 has increased to $34,419, or 26.4%, since 1989. It is projected that by 2001 the Median Household Income will reach $41,005, or increase 19.1%.


                               NUMBER OF HOUSING UNITS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                               % OF CHANGE
                           -----------------------------------------------------
                                    1990-1996                 1996-2001
                           -----------------------------------------------------
 UNITED STATES                        7.6%                       5.5%

 STATE                                7.3%                       4.7%

 MSA                                  5.4%                       3.5%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


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The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

Growth in the number of housing units in a specified area is another good indication of economic health. Housing units increased 7.6% nationally between 1990 and 1996. By 2001, it is projected that total housing units nationally will have increased by an additional 5.5%.


The number of housing units in Indiana is currently estimated at 2,410,192, which is an increase of 7.3% since the 1990 Census. It is estimated that by 2001; this figure will reach 2,524,561, or increase by 4.7%.

The number of housing units in the Evansville MSA is currently estimated at 124,274, which is an increase of 5.4% since the 1990 Census. It is estimated that by 2001, this figure will reach 128,623, or increase by 3.5%.


                       METROPOLITAN STATISTICAL AREA (MSA) DATA


The economy of Evansville and Vanderburgh County are strongly effected by the Evansville-Henderson, IN-KY Metropolitan Statistical Area.


The appraiser considered the cost of living in Evansville, as this factor affects The McCurdy Residential Center in two ways: (a) the likelihood of retirees remaining in the area or being attracted to it and (b) payroll costs. The PLACES RATED ALMANAC Cost of Living Index ranks the subject MSA 55th of the 343 MSAs nationwide (with the first place MSA having the lowest cost of living). Ranked against the national average of 100, the Evansville MSA indexes are:


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HealthCare Property Appraisers of America Inc.                                24

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------


Housing:
               Median Price:                                        66
               Utilities:                                          107
               Property Taxes:                                      79

Miscellaneous Living Cost Indexes:
               College Tuition:                                     93
               Food:                                                95
               Health Care:                                         85
               Transportation:                                      95


The PLACES RATED ALMANAC rates and ranks 343 metropolitan areas on ten factors that greatly influence the quality of an area: costs of living, job outlook, housing, transportation, education, health care, crime, the arts, recreation, and climate. The Evansville MSA is ranked as follows:

               Costs of Living                                      55
               Job Outlook                                         229
               Housing                                              82
               Transportation                                      248
               Education                                           221
               Health Care                                         110
               Crime                                               146
               The Arts                                            165
               Recreation                                          192
               Climate                                             155

Based on these factors, the Evansville MSA had an overall rank of 135th of the 343 Metropolitan Statistical Areas.


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HealthCare Property Appraisers of America Inc.                                25

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

                        TRENDS, FUTURE OUTLOOK, CONCLUSIONS


Evansville is a thriving hub of the Tri-State's financial, medical, educational and cultural art centers. It also has a very stable economy, drawing strength from the automobile and steel production, secondary education and medical service industries and the recently approved riverboat gambling ordinance.


General population trends for the area indicate that the area has a slower growth rate than the rest of the nation. The housing increase supports the prediction that the growth rate will be slightly slower than the nation during the coming 5-year period. The elderly population will increase at a greater pace than the overall population with the largest increase in the 85 + age group. Due to the varied and strong economy, incomes for both the general and elderly populations will enjoy a faster growth rate than the national averages.


From the economic and demographic indications for the Evansville area, the economy should remain in its stable to slow growth posture. With the increases in the elderly population and the indication of their continuing growth in incomes and the growing and stable economy in the Evansville area, the appraiser anticipates a positive climate for the senior service industries.


*All population and household income figures were taken from the most recent U.S. Census (if actual numbers) or were provided to the appraiser by Claritas, Inc. (if projected numbers) or by the local Chamber of Commerce.


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HealthCare Property Appraisers of America Inc.                                26

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

(MSA 2440) Evansville et al, IN-KY TABLE



                                                                                                                 (Weight:  100.0%)
                                                            Household Trend Report
                                     1980          1990          % Chg             1996         % Chg            2001         % Chg
 Universe                           Census        Census         80-90            (Est.)        90-96           (Proj.)       96-01
 --------------------------       ---------     ---------        -----          ---------       -----         ---------       -----
 Population ...............          276253        278990          1.0             289587         3.8            297718         2.8
 Households ...............          101528        108663          7.0             114301         5.2            118320         3.5
 Families .................           75223         76611          1.8              79746         4.1             81815         2.6
 Housing Units ............          107715        117896          9.5             124274         5.4            128623         3.5
 Grp Qr . Pop .............            5317          5925         11.4               6204         4.7              6235         0.5
 Household Size ...........            2.67          2.51         -5.8               2.48        -1.3              2.46        -0.6

                                     1979          1989          % Chg             1996         % Chg            2001         % Chg
 Income                            (Census)      (Census)        79-89            (Est.)        89-96           (Proj.)       96-01
 --------------------------       ---------     ---------        -----          ---------       -----         ---------       -----
 Aggregate($MM)                        2030          3689         81.7               5087        37.9              6529        28.3
 Per Capita                            7350         13226         79.9              17569        32.8             21932        24.8
 Avg. Household                       19856         33667         69.6              44115        31.0             54603        23.8
 Median Hhold                         16964         27235         60.5              34419        26.4             41005        19.1
 Avg. Family HH                       22946         40036         74.5              52410        30.9             63928        22.0
 Med: Family HH                       20306         34229         68.6              43200        26.2             51677        19.6

 Avg. HH Wealth                                                                    129378                        151271        16.9
 Med. HH Wealth                                                                     68118                         79721        17.0

                                             ----------------------------------- Households ---------------------------------------
 Household Income                                     1990 Census                    1996 Estimate                  2001 Proj.
 ---------------------------------------     -------------------------       --------------------------     -----------------------
 Total .................................         108663                          114301                        118320
      Less than $5,000 .................           7244           6.7%             5163            4.5%          4037          3.4%
   $5,000 to  $9,999 ...................          11324          10.4%             9539            8.3%          8358          7.1%
  $10,000 to $14,999 ...................          10347           9.5%             9095            8.0%          8128          6.9%
  $15,000 to $19,999 ...................          11221          10.3%             8343            7.3%          7382          6.2%
  $20,000 to $24,999 ...................           9413           8.7%             9850            8.6%          7439          6.3%
  $25,000 to $29,999 ...................           9728           9.0%             8062            7.1%          8576          7.2%
  $30,000 to $34,999 ...................           8452           7.8%             7966            7.0%          7520          6.4%
  $35,000 to $39,999 ...................           7791           7.2%             7062            6.2%          6277          5.3%
  $40,000 to $44,999 ...................           6957           6.4%             7108            6.2%          6497          5.5%
  $45,000 to $49,999 ...................           5630           5.2%             6407            5.6%          5966          5.0%
  $50,000 to $59,999 ...................           8429           7.8%            11454           10.0%         11984         10.1%
  $60,000 to $74,999 ...................           5881           5.4%            11361            9.9%         13949         11.8%
  $75,000 to $99,999 ...................           3439           3.2%             7753            6.8%         12537         10.6%
 $100,000 to $124,999 ..................           1248           1.1%             2508            2.2%          5751          4.9%
 $125,000 to $149,999 ..................            483           0.4%             1112            1.0%          1703          1.4%
 $150,000 to $249,999 ..................            673           0.6%              931            0.8%          1449          1.2%
 $250,000 to $499,999 ..................            328           0.3%              419            0.4%           523          0.4%
 $500,000 or More ......................             75           0.1%              168            0.1%           244          0.2%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

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HealthCare Property Appraisers of America Inc.                                27

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

(MSA 2440) Evansville et al, IN-KY                              (Weight: 100.0%)
                           Senior Life Report                      (Page 1 of 7)


                                          ---------------------------- Population Age 55 Years and Over ---------------------------
 Population by Age and Sex                         1990                         1996 Estimate                     2001 Proj.
 ---------------------------------        -------------------------       -------------------------       -------------------------
 Population Age 55+...............           64245           100.0%          67785           100.0%          71560           100.0%
      55 to 59....................           12128            18.9%          13002            19.2%          14782            20.7%
      60 to 64....................           12889            20.1%          11814            17.4%          12633            17.7%
      65 to 69....................           12396            19.3%          12043            17.8%          11246            15.7%
      70 to 74....................            9690            15.1%          10862            16.0%          10668            14.9%
      75 to 79....................            7756            12.1%           8427            12.4%           9241            12.9%
      80 to 84....................            5043             7.8%           6051             8.9%           6446             9.0%
      85 + .......................            4343             6.8%           5586             8.2%           6544             9.1%

 Males Age 55+....................           26573            41.4%          28022            41.3%          29824            41.7%
      55 to 59....................            5674             8.8%           6109             9.0%           7097             9.9%
      60 to 64....................            5907             9.2%           5353             7.9%           5746             8.0%
      65 to 69....................            5357             8.3%           5321             7.8%           4894             6.8%
      70 to 74....................            3912             6.1%           4555             6.7%           4562             6.4%
      75 to 79....................            2907             4.5%           3180             4.7%           3610             5.0%
      80 to 84....................            1642             2.6%           2046             3.0%           2198             3.1%
      85 +  ......................            1174             1.8%           1458             2.2%           1717             2.4%

 Female Age 55+...................           37672            58.6%          39763            58.7%          41736            58.3%
      55 to 59....................            6454            10.0%           6893            10.2%           7685            10.7%
      60 to 64....................            6982            10.9%           6461             9.5%           6887             9.6%
      65 to 69....................            7039            11.0%           6722             9.9%           6352             8.9%
      70 to 74....................            5778             9.0%           6307             9.3%           6106             8.5%
      75 to 79....................            4849             7.5%           5247             7.7%           5631             7.9%
      80 to 84....................            3401             5.3%           4005             5.9%           4248             5.9%
      85 +  ......................            3169             4.9%           4128             6.1%           4827             6.7%

                                                           -------------------- Population --------------------
 Population by Age & Race                              1990                        1996 Estimate                   2001 Proj.
 ---------------------------------           -------------------------      ------------------------       ------------------------
 Total Population.................              278990          100.0%         289587         100.0%          297718         100.0%
      White Population............              261115           93.6%         269924          93.2%          276809          93.0%
        Age 65 and Over...........               37306           13.4%          41072          14.2%           42249          14.2%
      Black Population............               16148            5.8%          17539           6.1%           18435           6.2%
        Age 65 and Over...........                1840            0.7%           1817           0.6%            1821           0.6%
      Asian Population............                1248            0.4%           1635           0.6%            1976           0.7%
        Age 65 and Over...........                  32            0.0%             37           0.0%              32           0.0%
      Am. Indian Population.......                 479            0.2%            489           0.2%             498           0.2%
        Age 65 and Over...........                  50            0.0%             43           0.0%              43           0.0%
      Hispanic Population.........                1321            0.5%           1682           0.6%            2015           0.7%
        Age 65 and Over...........                  90            0.0%             78           0.0%              87           0.0%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         1996 estimates and 2001 Projections produced by Claritas Inc.
                Copyright 1996   Claritas Inc.   Arlington, VA


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HealthCare Property Appraisers of America Inc.                                28

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------


(MSA 2440) Evansville et al, IN-KY                (Weight: 100.0%)
                           Senior Life Report        (Page 2 of 7)


 Household Income by                           ---------------------- Households with Householder Age 55 and Over -----------------
 Age of Householder                                     1990                      1996 Estimate                     2001 Proj.
 ----------------------------------------      ------------------------     ------------------------        -----------------------
 Householder Age 55 to 64................         14785          100.0%        14363          100.0%           16015         100.0%
         Under       $5,000..............           959            6.5%          615            4.3%             504           3.1%
        $5,000  -    $9,999..............          1308            8.8%          976            6.8%             924           5.8%
       $10,000  -    $14,999.............          1282            8.7%          965            6.7%             927           5.8%
       $15,000  -    $24,999.............          2667           18.0%         2132           14.8%            1844          11.5%
       $25,000  -    $34,999.............          2229           15.1%         1817           12.7%            2034          12.7%
       $35,000  -    $49,999.............          2979           20.1%         2656           18.5%            2498          15.6%
       $50,000  -    $74,999.............          2244           15.2%         3209           22.3%            3790          23.7%
       $75,000  -    $99,999.............           542            3.7%         1124            7.8%            1893          11.8%
      $100,000  -    $149,999............           316            2.1%          563            3.9%            1181           7.4%
      $150,000  -    $249,999............           158            1.1%          178            1.2%             251           1.6%
      $250,000  -    $499,999............            92            0.6%           99            0.7%             115           0.7%
      $500,000  or More..................             9            0.1%           29            0.2%              54           0.3%
 Median Income...........................         30278                        38820                           45655

 Householder Age 65 to 69................          7762          100.0%         7724          100.0%            7174         100.0%
         Under       $5,000..............           593            7.6%          407            5.3%             289           4.0%
        $5,000  -    $9,999..............          1336           17.2%         1034           13.4%             791          11.0%
       $10,000  -    $14,999.............          1235           15.9%         1044           13.5%             820          11.4%
       $15,000  -    $24,999.............          1870           24.1%         1738           22.5%            1363          19.0%
       $25,000  -    $34,999.............          1113           14.3%         1125           14.6%            1182          16.5%
       $35,000  -    $49,999.............           873           11.2%         1024           13.3%             988          13.8%
       $50,000  -    $74,999.............           477            6.1%          847           11.0%             995          13.9%
       $75,000  -    $99,999.............           155            2.0%          290            3.8%             414           5.8%
      $100,000  -    $149,999............            70            0.9%          153            2.0%             254           3.5%
      $150,000  -    $249,999............            25            0.3%           39            0.5%              54           0.8%
      $250,000  -    $499,999............            13            0.2%           15            0.2%              16           0.2%
      $500,000  or More..................             2            0.0%            8            0.1%               8           0.1%
 Median Income...........................         18834                        22923                           27741

 Householder Age 70 to 74................          6716          100.0%         6908          100.0%            6705         100.0%
         Under       $5,000..............           555            8.3%          392            5.7%             287           4.3%
        $5,000  -    $9,999..............          1222           18.2%          989           14.3%             788          11.8%
       $10,000  -    $14,999.............          1077           16.0%          957           13.9%             800          11.9%
       $15,000  -    $24,999.............          1602           23.9%         1545           22.4%            1283          19.1%
       $25,000  -    $34,999.............           906           13.5%          984           14.2%            1089          16.2%
       $35,000  -    $49,999.............           730           10.9%          873           12.6%             883          13.2%
       $50,000  -    $74,999.............           394            5.9%          734           10.6%             890          13.3%
       $75,000  -    $99,999.............           118            1.8%          228            3.3%             376           5.6%
      $100,000  -    $149,999............            75            1.1%          147            2.1%             227           3.4%
      $150,000  -    $249,999............            24            0.4%           41            0.6%              57           0.9%
      $250,000  -    $499,999............            12            0.2%           14            0.2%              19           0.3%
      $500,000  or More..................             1            0.0%            4            0.1%               6           0.1%
 Median Income...........................         18146                        22223                           26786
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

         1996 estimates and 2001 Projections produced by Claritas Inc.
                Copyright 1996   Claritas Inc.   Arlington, VA


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HealthCare Property Appraisers of America Inc.                                29

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The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

(MSA 2440) Evansville et al, IN-KY                              (Weight: 100.0%)
                           Senior Life Report                      (Page 3 of 7)

 Household Income by                           ------------------------- Households with Householder Age 55 and Over --------------
 Age of Householder                                     1990                      1996 Estimate                   2001 Proj.
 -----------------------------------------     -------------------------    -------------------------     -------------------------
 Householder Age 75 to 79.................          5267          100.0%         6121          100.0%          6686          100.0%
         Under        $5,000..............           578           11.0%          485            7.9%           396            5.9%
        $5,000  -     $9,999..............          1517           28.8%         1421           23.2%          1281           19.2%
       $10,000  -    $14,999..............           889           16.9%         1035           16.9%          1072           16.0%
       $15,000  -    $24,999..............          1020           19.4%         1207           19.7%          1217           18.2%
       $25,000  -    $34,999..............           551           10.5%          697           11.4%           933           14.0%
       $35,000  -    $49,999..............           358            6.8%          546            8.9%           685           10.2%
       $50,000  -    $74,999..............           217            4.1%          444            7.3%           623            9.3%
       $75,000  -    $99,999..............            63            1.2%          154            2.5%           258            3.9%
      $100,000  -    $149,999.............            42            0.8%           83            1.4%           162            2.4%
      $150,000  -    $249,999.............            18            0.3%           26            0.4%            36            0.5%
      $250,000  -    $499,999.............            10            0.2%           14            0.2%            14            0.2%
      $500,000 or More....................             4            0.1%            9            0.1%             9            0.1%
 Median Income............................         13029                        15990                         19881

 Householder Age 80 to 84.................          3404          100.0%         4157          100.0%          4482          100.0%
         Under        $5,000..............           378           11.1%          325            7.8%           267            6.0%
        $5,000   -    $9,999..............          1003           29.5%          978           23.5%           869           19.4%
       $10,000   -   $14,999..............           562           16.5%          696           16.7%           719           16.0%
       $15,000   -   $24,999..............           675           19.8%          827           19.9%           831           18.5%
       $25,000   -   $34,999..............           340           10.0%          482           11.6%           615           13.7%
       $35,000   -   $49,999..............           224            6.6%          359            8.6%           447           10.0%
       $50,000   -   $74,999..............           141            4.1%          305            7.3%           411            9.2%
       $75,000   -   $99,999..............            36            1.1%          103            2.5%           176            3.9%
      $100,000  -    $149,999.............            22            0.6%           52            1.3%           113            2.5%
      $150,000  -    $249,999.............            13            0.4%           13            0.3%            20            0.4%
      $250,000  -    $499,999.............             9            0.3%           13            0.3%            10            0.2%
      $500,000 or More....................             1            0.0%            4            0.1%             4            0.1%
 Median Income............................         12856                        15961                         19645

 Householder Age 85+......................          2322          100.0%         2867          100.0%          3300          100.0%
         Under        $5,000..............           266           11.5%          229            8.0%           204            6.2%
        $5,000  -     $9,999..............           718           30.9%          704           24.6%           666           20.2%
       $10,000  -    $14,999..............           392           16.9%          510           17.8%           568           17.2%
       $15,000  -    $24,999..............           447           19.3%          569           19.8%           615           18.6%
       $25,000  -    $34,999..............           211            9.1%          307           10.7%           436           13.2%
       $35,000  -    $49,999..............           146            6.3%          230            8.0%           320            9.7%
       $50,000  -    $74,999..............            92            4.0%          204            7.1%           289            8.8%
       $75,000  -    $99,999..............            22            0.9%           60            2.1%           123            3.7%
      $100,000  -    $149,999.............            16            0.7%           33            1.2%            61            1.8%
      $150,000  -    $249,999.............             6            0.3%            9            0.3%            11            0.3%
      $250,000  -    $499,999.............             4            0.2%            6            0.2%             3            0.1%
      $500,000 or More....................             2            0.1%            6            0.2%             4            0.1%
 Median Income............................         12258                        14907                         18447
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

         1996 estimates and 2001 Projections produced by Claritas Inc.
                Copyright 1996   Claritas Inc.   Arlington, VA


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America Inc.                                30

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

(MSA 2440) Evansville et al, IN-KY                              (Weight: 100.0%)
                           Senior Life Report                      (Page 4 of 7)


                                   ------------------------------------ Total Households -------------------------------
 Household Income                         1990 Census                  1996 Estimate                   2001 Proj.
 ----------------------------      ------------------------      ------------------------       ------------------------
 Total....................         108663         100.0%         114301         100.0%          118320         100.0%
  Under $5,0000...........           7244           6.7%           5163           4.5%            4037           3.4%
   $5,000 to  $9,999......          11324          10.4%           9539           8.3%            8358           7.1%
  $10,000 to  $14,999.....          10347           9.5%           9095           8.0%            8128           6.9%
  $15,000 to  $24,999.....          20634          19.0%          18193          15.9%           14821          12.5%
  $25,000 to  $34,999.....          18180          16.7%          16028          14.0%           16096          13.6%
  $35,000 to  $49,999.....          20378          18.8%          20577          18.0%           18740          15.8%
  $50,000 to  $74,999.....          14310          13.2%          22815          20.0%           25933          21.9%
  $75,000 to  $99,999.....           3439           3.2%           7753           6.8%           12537          10.6%
 $100,000 to $124,999.....           1248           1.1%           2508           2.2%            5751           4.9%
 $125,000 to $149,999.....            483           0.4%           1112           1.0%            1703           1.4%
 $150,000 to $249,999.....            673           0.6%            931           0.8%            1449           1.2%
 $250,000 to $499,999.....            328           0.3%            419           0.4%             523           0.4%
 $500,000 or More.........             75           0.1%            168           0.1%             244           0.2%
 Median Household Income..          27235                         34419                          41005

                                        ---------------- Total Specified Owner-Occupied Housing Units ----------------------

 Housing Value                                1990 Census                    1996 Estimate                 2001 Proj.
 -------------------------------        ------------------------       ------------------------     ------------------------
 Total Units...................         61051                         64118                         66306
   Less than $15,000...........          1833          3.0%            1570           2.4%           1386          2.1%
  $15,000 to  $19,999..........          1596          2.6%             827           1.3%            603          0.9%
  $20,000 to  $24,999..........          2247          3.7%            1472           2.3%            922          1.4%
  $25,000 to  $29,999..........          2967          4.9%            1957           3.1%           1356          2.0%
  $30,000 to  $34,999..........          3991          6.5%            2509           3.9%           1754          2.6%
  $35,000 to  $39,999..........          4578          7.5%            3132           4.9%           2154          3.2%
  $40,000 to  $44,999..........          4987          8.2%            3617           5.6%           2582          3.9%
  $45,000 to  $49,999..........          4559          7.5%            4021           6.3%           2914          4.4%
  $50,000 to  $59,999..........          8334         13.7%            8099          12.6%           6641         10.0%
  $60,000 to  $74,999..........         10090         16.5%           10545          16.4%           9991         15.1%
  $75,000 to  $99,999..........          9152         15.0%           12464          19.4%          13129         19.8%
 $100,000 to $124,999..........          3097          5.1%            7009          10.9%           9716         14.7%
 $125,000 to $149,999..........          1496          2.5%            2758           4.3%           5697          8.6%
 $150,000 to $174,999..........           805          1.3%            1517           2.4%           2641          4.0%
 $175,000 to $199,999..........           471          0.8%             902           1.4%           1552          2.3%
 $200,000 to $249,999..........           428          0.7%             866           1.4%           1610          2.4%
 $250,000 to $299,999..........           194          0.3%             382           0.6%            739          1.1%
 $300,000 to $399,999..........           127          0.2%             273           0.4%            520          0.8%
 $400,000 to $499,999..........            54          0.1%             103           0.2%            212          0.3%
 $500,000 and over.............            45          0.1%              95           0.1%            187          0.3%
 Median Housing Value..........         54521                         66906                         80427
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

         1996 estimates and 2001 Projections produced by Claritas Inc.
                Copyright 1996   Claritas Inc.   Arlington, VA


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America Inc.                                31

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

(MSA 2440) Evansville et al, IN-KY
                                                                (Weight: 100.0%)
                           Senior Life Report                      (Page 5 of 7)


 Household                                                       Household
 Type and Relationship              Population 65+             Type and Relationship           Population  65+
 ---------------------------------  -------------------        ------------------------------  -------------------
 Total.........................      39132    100.0%
   In Family Households........      23017     58.8%           In Nonfamily Hhlds............    13104    33.5%
     Householder...............      12761     32.6%            Male Householder.............     2408     6.2%
     Spouse....................       8528     21.8%              Living Alone...............     2263     5.8%
     0ther Relative............       1639      4.2%              Not Living Alone...........      145     0.4%
   Nonrelative.................         89      0.2%            Female Householder...........    10520    26.9%
                                                                     Living Alone............    10363    26.5%
   In Group Quarters...........       3011      7.7%                 Not Living Alone........      157     0.4%
     Institutionalized.........       2975      7.6%           Nonrelative...................      176     0.4%
     Other.....................         36      0.1%

                                                                     --------------  Spec. Owner-Occ Units  ---------------
 Monthly Owner Costs                                                                  by Age of Householder
 as a Percent of 1989 HH Inc.                                           Total Units                           65 Yrs +
 ------------------------------------------------------              ------------------                  ------------------
 Total..............................................                   62082  100.0%                       16243  100.0%
   Less than 20%....................................                   40785   65.7%                       11191   68.9%
   20 - 24%.........................................                    8513   13.7%                        1369    8.4%
   25 - 29%.........................................                    4579    7.4%                         975    6.0%
   30 - 34%.........................................                    2435    3.9%                         632    3.9%
   35% or More......................................                    5440    8.8%                        1955   12.0%
   Not computed.....................................                     330    0.5%                         121    0.7%

                                                                     --------------  Spec. Renter-Occ Units  --------------
 Gross Rent as Percent                                                               by Age of Householder
 of 1989 HH Income                                                       Total Units                           65 Yrs +
 ---------------------------------------------------                 -------------------                 -------------------
 Total................................................                    33012  100.0%                        6179  100.0%
   Less than 20%......................................                    11015   33.4%                         999   16.2%
   20 - 24%...........................................                     4611   14.0%                         852   13.8%
   25 - 29%...........................................                     3506   10.6%                         912   14.8%
   30 - 34%...........................................                     2390    7.2%                         723   11.7%
   35% or More........................................                     9531   28.9%                        2162   35.0%
   Not computed.......................................                     1959    5.9%                         531    8.6%
                                                                      ----------------  Occupied Housing Units  ----------
 Attribute                                                                 Total                              Hhldr 65 +
 ------------------------------------------------------              -----------------                    ----------------
 Owner Occupied Units..................................                   74911  68.9%                        19691  75.9%
 Rnter Occupied Units..................................                   33752  31.1%                         6240  24.1%

 Compete Plumbing Facil................................                  108272  99.6%                        25723  99.2%
 Lacking Plumbing Facil................................                     391   0.4%                          208   0.8%

 With Telephone........................................                  102318  94.2%                        25428  98.1%
 No Telephone..........................................                    6345   5.8%                          503   1.9%

 One or More Vehicles..................................                   97973  90.2%                        20098  77.5%
 No Vehicles Available.................................                   10690   9.8%                         5833  22.5%


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America Inc.                                32

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

(MSA 2440) Evansville et al, IN-KY

                                                                (Weight: 100.0%)
                           Senior Life Report                      (Page 6 of 7)


 Poverty Status by                             ----------------1990 Households by Age of Householder-------------------------------
 Household Type                                         Total                      Age 65-74                       Age 75 +
 -----------------------------------------     ----------------------      ------------------------       -------------------------
 Total....................................        108685       100.0%          14858         100.0%            10831         100.0%
    Married Couple Family.................         63317        58.3%           7553          50.8%             3326          30.7%
    Other Family..........................         13917        12.8%           1034           7.0%              848           7.8%
      Male Householder....................          2854         2.6%            161           1.1%             1471           0.4%
      Female Householder..................         11063        10.2%            873           5.9%              701           6.5%
    Nonfamily.............................         31451        28.9%           6271          42.2%             6657          61.5%
      HHer Living Alone...................         27855        25.6%           6070          40.9%             6556          60.5%
      HHer Not Living Alone...............          3596         3.3%            201           1.4%              101           0.9%


 Above Poverty............................         95226        87.6%          12977          87.3%             8812          81.4%
    Married Couple Family.................         60566        55.7%           7259          48.9%             3121          28.8%
    Other Family..........................         10007         9.2%            902           6.1%              769           7.1%
      Male Householder....................          2539         2.3%            157           1.1%              140           1.3%
      Female Householder..................          7468         6.9%            745           5.0%              629           5.8%
    Nonfamily.............................         24653        22.7%           4816          32.4%             4922          45.4%
      HHer Living Alone...................         21930        20.2%           4660          31.4%             4838          44.7%
      HHer Not Living Alone...............          2723         2.5%            156           1.0%               84           0.8%

 Below Poverty............................         13459        12.4%           1881          12.7%             2019          18.6%
    Married Couple Family.................          2751         2.5%            294           2.0%              205           1.9%
    Other Family..........................          3910         3.6%            132           0.9%               79           0.7%
      Male Householder....................           315         0.3%              4           0.0%                7           0.1%
      Female Householder..................          3595         3.3%            128           0.9%               72           0.7%
    Nonfamily.............................          6798         6.3%           1455           9.8%             1735          16.0%
      HHer Living Alone...................          5925         5.5%           1410           9.5%             1718          15.9%
      HHer Not Living Alone...............           873         0.8%             45           0.3%               17           0.2%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

         1996 estimates and 2001 Projections produced by Claritas Inc.
                Copyright 1996   Claritas Inc.   Arlington, VA


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America Inc.                                33

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

(MSA 2440) Evansville et al, IN-KY
                                                                (Weight: 100.0%)
                           Senior Life Report                      (Page 7 of 7)


                                                                    Civilian Noninstitutionalized Persons Age 16+
 Mobility and Disability                                   Total                       Age 65+                   Age 75+
 -----------------------------------------       -----------------------     -------------------------    --------------------
   Persons................................          211109         100.0%         36157         100.0%      14179        100.0%
     With Mblty or Care Lmts..............           14688           7.0%          7582          21.0%       4592         32.4%
       Mobility Limits Only...............            5659           2.7%          3589           9.9%       2389         16.8%
       Self Care Limits Only..............            5197           2.5%          1649           4.6%        670          4.7%
       Both Limits........................            3832           1.8%          2344           6.5%       1533         10.8%
     No Mblty or Care Limits..............          196421          93.0%         28575          79.0%       9587         67.6%

     With a Work Disability................          26332          12.5%         12324          34.1%
       In Labor Force......................           5663           2.7%           517           1.4%
         Employed..........................           5009           2.4%           487           1.3%
         Unemployed........................            654           0.3%            30           0.1%
     Not in Labor Force....................          20669           9.8%         11807          32.7%
       Prevented from Working..............          18153           8.6%         10419          28.8%
       Not Prevented from Wrk..............           2516           1.2%          1388           3.8%
     No Work Disability....................         184777          87.5%         23833          65.9%
       In Labor Force......................         135291          64.1%          3381           9.4%
         Employed..........................         127398          60.3%          3299           9.1%
         Unemployed........................           7893           3.7%            82           0.2%
     Not in Labor Force....................          49486          23.4%         20452          56.6%
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

         1996 estimates and 2001 Projections produced by Claritas Inc.
                Copyright 1996   Claritas Inc.   Arlington, VA


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America Inc.                                34

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

(MSA 2440) Evansville et al, IN-KY

                                                                   (Page 1 of 2)

            1990 Demographic Overview Report                    (Weight: 100.0%)

Population      278990   Housing Units   117896        Median Age        34.1
Households      108685   Group Quarters    5904        Median HH Inc    27229
Families         77234   Avg. HH Size      2.51        Median Value     53935
Vehicles        187239


 Income in 1989                               Household                       Family                    Non-Family
 -----------------------------------    ------------------------      ---------------------      ------------------------
     Less than $5,000.............         7241           6.7%          3067         4.0%          4351           13.8%
   $5,000 to   $9,999.............        11308          10.4%          3906         5.1%          7529           23.9%
  $10,000 to  $12,499.............         5665           5.2%          2868         3.7%          2867            9.1%
  $12,500 to  $14,999.............         4696           4.3%          2609         3.4%          2114            6.7%
  $15,000 to  $17,499.............         5977           5.5%          3564         4.6%          2502            8.0%
  $17,500 to  $19,999.............         5288           4.9%          3632         4.7%          1660            5.3%
  $20,000 to  $22,499.............         5029           4.6%          3417         4.4%          1719            5.5%
  $22,500 to  $24,999.............         4372           4.0%          3115         4.0%          1225            3.9%
  $25,000 to  $27,499.............         5347           4.9%          3981         5.2%          1429            4.5%
  $27,500 to  $29,999.............         4384           4.0%          3333         4.3%           991            3.2%
  $30,000 to  $32,499.............         4879           4.5%          3899         5.0%           987            3.1%
  $32,500 to  $34,999.............         3587           3.3%          2995         3.9%           562            1.8%
  $35,000 to  $37,499.............         4243           3.9%          3640         4.7%           611            1.9%
  $37,500 to  $39,999.............         3529           3.2%          3112         4.0%           349            1.1%
  $40,000 to  $42,499.............         4015           3.7%          3567         4.6%           409            1.3%
  $42,500 to  $44,999.............         2947           2.7%          2594         3.4%           310            1.0%
  $45,000 to  $47,499.............         3104           2.9%          2830         3.7%           240            0.8%
  $47,500 to  $49,999.............         2505           2.3%          2252         2.9%           175            0.6%
  $50,000 to  $54,999.............         4990           4.6%          4530         5.9%           371            1.2%
  $55,000 to  $59,999.............         3420           3.1%          3049         3.9%           314            1.0%
  $60,000 to  $74,999.............         5876           5.4%          5458         7.1%           329            1.0%
  $75,000 to  $99,999.............         3458           3.2%          3249         4.2%           208            0.7%
 $100,000 to $124,999.............         1252           1.2%          1128         1.5%           106            0.3%
 $125,000 to $149,999.............          490           0.5%           478         0.6%             6            0.0%
 $150,000 or More.................         1083           1.0%           961         1.2%            87            0.3%

Aggregate Income ($Mil).............         3663                         3052                        581
Median Income.......................        27229                        33523                      13657
Average Income.....................         33709                        39519                      18495

                                                     Persons                                                 Persons
 Educational Attainment                           25 Yrs & Over     Employment Status                      16 Yrs & Over
 ----------------------------------------     -------------------   ------------------------------     ----------------------
 Less than 9th Grade.....................         18674     10.3%   In Labor Force..................        141159     65.5%
 9th - 12th Grade, No Dip................         26659     14.7%     Civilian......................        140954     65.4%
 High School Graduate....................         67132     36.9%       Employed....................        132407     61.4%
 Some College, No Degree.................         31334     17.2%         Male......................         70595     32.7%
 Associate Degree........................         10977      6.0%         Female....................         61812     28.7%
 Bachelor's Degree.......................         16133      8.9%       Unemployed..................          8547      4.0%
 Graduate/Prof. Degree...................         10832      6.0%   Not in Labor Force..............         74428     34.5%

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

     Source: 1990 Census of the Population and Housing, Summary Tape File 3
                   Copyright 1996   Claritas Inc.   Arlington, VA

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America Inc.                                35

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

(MSA 2440) Evansville et al, IN-KY                                 (Page 2 of 2)
                                                                (Weight: 100.0%)


                                                  Employed                                                         Employed
 Industry                                       Persons 16+         Occupation                                   Persons 16+
 --------------------------------------      ---------------------  --------------------------------------    ---------------------
 Agriculture/Forest/Fish...............          2031         1.5%  Managerial/Prof. Spec.................       29430        22.2%
 Mining................................          2027         1.5%    Exec/Admin/Managerial...............       13554        10.2%
 Construction..........................          7563         5.7%    Prof. Speciality....................       15876        12.0%
 Manufacture-Nondurable................         15037        11.4%  Tech./Sales/Admin. Sup................       41240        31.1%
 Manufacture-Durable...................         15303        11.6%  Technician and Related................        5296         4.0%
 Transportation........................          5331         4.0%    Sales...............................       16018        12.1%
 Communication/Pub. Util...............          3597         2.7%    Administration Support..............       19926        15.0%
 Wholesales Trade......................          6211         4.7%  Service Occupation....................       18134        13.7%
 Retail Trade..........................         25198        19.0%    Private Household...................         245         0.2%
 Finance/Ins/Real Estate...............          7053         5.3%    Protective Service..................        1664         1.3%
 Business & Repair Serv................          5619         4.2%    Other Service.......................       16225        12.3%
 Personal Services.....................          3569         2.7%  Farming/Forestry/Fish.................        2099         1.6%
 Entertain/Recreation..................          1466         1.1%  Precision/Craft/Repair................       16743        12.6%
 Professional & Related................         29379        22.2%  Operator/Fab./Laborer.................       24761        18.7%
   Health Services.....................         13563        10.2%    Mach.Op/Assem./Inspect..............       12200         9.2%
   Educational Services................          8744         6.6%    Trans. & Material Move..............        6416         4.8%
   Other Professional..................          7072         5.3%    Laborers............................        6145         4.6%
 Public Administration.................          3023         2.3%


 Transportation to Work                         Workers 16+         Travel Time to Work                          Workers 16+
 --------------------------------------      ---------------------  --------------------------------------    ---------------------
 Drive Alone...........................        106935        82.3%  Less than 10 Minutes..................       25006        19.3%
 Carpooled.............................         14702        11.3%  10 to 19 Minutes......................       54957        42.3%
 Public Transportation.................          1175         0.9%  20 to 29 Minutes......................       27528        21.2%
 All Other.............................          7061         5.4%  30 Minutes or More....................       22382        17.2%


                                                  Occupied                                                         Occupied
 Units in Structure                            Housing Units        Year Structure Built                         Housing Units
 --------------------------------------      ---------------------  --------------------------------------    ---------------------
 1-Detached............................         77717        71.5%  1989 To March 1990....................        1165         1.1%
 1-Attached............................          1409         1.3%  1985 To 1988..........................        7550         6.9%
 2.....................................          4295         4.0%  1980 To 1984..........................        9284         8.5%
 3 or 4................................          4479         4.1%  1970 To 1979..........................       22192        20.4%
 5 to 9................................          5225         4.8%  1960 To 1969..........................       13918        12.8%
 10 To 19..............................          4309         4.0%  1950 To 1959..........................       17973        16.5%
 20 to 49..............................          2349         2.2%  1940 To 1949..........................       13839        12.7%
 50 or More............................          1986         1.8%  1939 or before........................       22742        20.9%
 Other.................................          6894         6.3%  Median Year Built.....................        1960


                                                  Occupied                                                         Occupied
 Year Hhlder Moved In                          Housing Units        Vehicles Available:                         Housing Units
 --------------------------------------      ---------------------  --------------------------------------    ---------------------
 1989 To March 1990....................         20954        19.3%  None..................................       10690         9.8%
 1985 To 1988..........................         29748        27.4%  1.....................................       35173        32.4%
 1980 To 1984..........................         14898        13.7%  2.....................................       43388        39.9%
 1970 To 1979..........................         20351        18.7%  3.....................................       14052        12.9%
 1960 To 1969..........................         10374         9.5%  4.....................................        4172         3.8%
 1959 or Before........................         12338        11.4%  5 or More.............................        1188         1.1%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


     Source: 1990 Census of the Population and Housing, Summary Tape File 3
                   Copyright 1996   Claritas Inc.   Arlington, VA


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America Inc.                                36

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

                                               MARKET AREA AND NEIGHBORHOOD
-------------------------------------------------------------------------------










-------------------------------------------------------------------------------

                            NEIGHBORHOOD

                             [PICTURE]


                             [PICTURE]

                            NEIGHBORHOOD

                             [PICTURE]


                             [PICTURE]

                            NEIGHBORHOOD

                             [PICTURE]


                             [PICTURE]

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

          MARKET AREA AND NEIGHBORHOOD

MARKET AREA

The overall market area served by The McCurdy Residential Center covers a wide geographic range. The proximity of the subject facility to its supporting population base (i.e., prospective residents and their families) is important to its successful operation. Prospective residents consider the distance from their homes and neighborhoods, but also the distance from their families and established support services (e.g., doctors, therapists). Proximity to the subject facility may be less important for government subsidized residents, who often have fewer choices and limited input in the selection process. Financially independent residents can afford to be selective about their living accommodations, but are often more concerned about the availability and quality of services. After considering a wide range of facts pertaining to the subject market and neighborhood, we believe the subject property's market area to include the metropolitan area of Evansville.

NEIGHBORHOOD

Most communities tend toward groupings of consistent land uses, with areas devoted to the various uses termed "physical neighborhoods." Neighborhood use in this context can be further defined as: "A portion of a larger community, or an entire community, in which there is a homogeneous grouping of inhabitants, buildings, or business enterprises. Inhabitants of a neighborhood usually have a more than casual community of interests and a similarity of economic level or cultural background. Neighborhood boundaries may consist of well defined natural, political or man-made barriers, or they may be, more or less, defined by distinct changes in land use or in the character of the inhabitants.'

Frank Ramsey of HealthCare Property Appraisers of America, Inc. inspected the subject property and its neighborhood on April 5, 1997; all comments should be considered to be relative to the date of inspection.

-------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                              38

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

The subject neighborhood is the central business district of Evansville, Indiana. We consider the subject neighborhood to include the area lying south of Lloyd Expressway (Hwy. 62), north of Mulberry Street, east of the Ohio River and west of Ninth Street.

The area is primarily commercial/retail and offices in nature. The various property types found in this neighborhood are distributed approximately as follows:

                Multifamily                                          5%
                Commercial/Retail                                   20%
                Office                                              65%
                Institutional                                        5%
                Recreation/Parks                                     5%
                                                                   ---
                Total                                              100%

Multifamily properties, which make up approximately 5% of this neighborhood, are approximately 50 years in age and fairly well maintained. They serve a part of the multifamily market best described as transient tenants. Multifamily housing in the neighborhood is primarily in the form of some small resident hotels near the waterfront.

Retail structures constitute approximately 20% of the neighborhood and consist of freestanding retail. They are well maintained and occupancy appears to be full. Typical properties/tenants include small local businesses, hotels and restaurants mostly supporting the Aztar Casino and Hotel, the primary attraction in the downtown area. Most other large retailers have moved to outlying malls and shopping centers.

Office buildings represent approximately 65% of the neighborhood, and typically consist of walk-up, lowrise and midrise structures. They are approximately 25+ years in age,, and rated good in maintenance and condition. Typical office occupants include 1st Citizens, Old National and other local bank offices, an IBM Branch office and a television studio office.

Institutional structures comprise approximately 5% of the neighborhood. They consist of Willard Library, Vanderburgh Convention Center, the old courthouse, Evansville Arts & Science Museum and the Soldiers and Sailors Memorial Coliseum. These structures are well maintained. Houses of

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HealthCare Property Appraisers of America, Inc.                              39

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

worship of several denominations are within a five minute drive of subject. Parks and recreational facilities, representing approximately 5% of the neighborhood, consist of small open parks along the riverfront. The nearest hospital is the Welborn Baptist Memorial Hospital, which is approximately three blocks from the subject.

The subject property is joined by a city owned park and parking lot on its north side; the Riverside Hotel and Hadi Shrine Temple on its south side; the Ohio River across Riverside Drive on its west side; and a parking lot across 1st Street on its east side. Streets in the neighborhood are primarily paved with curbs, gutters and storm drains. The neighborhood has good access to the area's major traffic arteries, which include the Lloyd Expressway (Hwy 62), Highways 41, 66 and 164, all easily accessed within one mile from the subject. The area receives water and sewer service from Evansville. Electricity, gas and telephone services are provided by local utility companies.

The subject property is considered to be in general conformity with other properties in the neighborhood. The appearance and reputation of this area generally is considered to be good, and the property values in the area appear to be stable. We expect that trend to continue over the next few years.

Neighborhoods generally evolve through a pattern of growth and development. They evolve from vacant, unimproved land through slow growth, steady to rapid growth, reach a built-up or stagnant phase, and then begin to decline, with various plateaus and modernization periods along the way. In that continuum of growth, development and aging, the subject neighborhood is currently considered to be stable with some office construction in progress and renovation of some other older structures observed.

In summary, this neighborhood is considered to be primarily a downtown office, entertainment and hotel complex along the Ohio Riverfront. The new casino has given the downtown area a boost and we suggest this area will continue to improve.

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HealthCare Property Appraisers of America, Inc.                              40

                                                                SITE DATA
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HealthCare Property Appraisers of America, Inc.                              41

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

                                       SITE DATA

LOCATION: The McCurdy Residential Center site is located at 101 Southeast First Street, in the central downtown district.

PHYSICAL CHARACTERISTICS: The subject is a corner lot with approximately 400 front feet along the west side of 1st Street, approximately 400 front feet along the east side of Riverside Drive and 400 front feet on the south side of Locust Street. It is square in shape and contains approximately 31,363 sf of gross area, based upon a site inspection. The site is directly across Riverside Drive, a divided four-lane scenic traffic artery, from the Ohio River.

ZONING: According to Brenda Hill with the City of Evansville Town Hall, the subject property is zoned C-3, which is a downtown commercial business district use. The subject improvements are considered to be a legal conforming use.

TOPOGRAPHY: , The subject site lies at street grade. General area topography is level. The subject site is basically level. This tract is cleared and drainage appears adequate.

SOIL ANALYSIS: Mineral deposits, if any, were disregarded by the appraiser. No soil analysis has been prepared as a part of this report. However, considering the number and type of existing improvements on surrounding sites, it is assumed the subject property has sufficient soilbearing qualities for any type building or construction that might be contemplated thereon. Soil and subsoil appear to be the sandy loam typically found in this part of Indiana. It is assumed that soils at the site are generally of medium plasticity, with shrink/swell potential typical of the area. Soil conditions in this part of Evansville do not appear to have limited land development.

EASEMENTS AND ENCROACHMENTS: Our site inspection of The McCurdy Residential Center revealed no adverse easements or encroachments. This property is subject to typical street and utility easements. It should be noted that we would defer to competent legal counsel for verification of these and all other legal matters.

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HealthCare Property Appraisers of America, Inc.                              42

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The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

ACCESS: Access to the site is considered good. It has one access point from Locust Street, a paved, two-lane street and one access point from 1st Street, a paved two-lane street. Access is into somewhat limited on site parking and access to service entrances. There is ample off street public parking nearby.

VISIBILITY: The site's visibility is rated good from the entire surrounding area as the subject is a prominent landmark.

DRAINAGE/FLOOD ZONE: According to National Flood Certification Services, Inc., the subject property is located on a National Flood Insurance Program Map (NFIP). It is found on Community Panel # 1802570007B, dated 10/15/81, in an area designated as Zone C. A copy of their certification is located in the addenda of this report. This Zone generally refers to: "Areas of minimal flooding". The site is approximately 30 feet above the river.

UTILITIES: The site is served by all municipal utilities and services including water, sewage, police and fire protection. Gas, telephone and electricity are provided by public utility firms.

TRAFFIC ARTERIES: The site has good proximity to major traffic arteries. It is one mile from Highways 41, 62, 66 and 164, all major highways through the Evansville area.

TAXES: Claudette Robinson in the tax assessor's office reported that the assessor's reported tax value for real estate is $360,470 and the assessed value is the same. The tax rate for the county is $10. 11 per $100 of assessed value. This indicates an annual tax of $36,443.51 for the subject property, calculated as follows:

Real Estate Tax Assessment       X        Tax Rate        =       Annual Taxes
--------------------------                --------                ------------
         $360,470                X        $0.1011         =        $36,443.51


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HealthCare Property Appraisers of America, Inc.                              43
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The McCurdy Residential Center, Evansville, Indiana
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                        HIGHEST AND BEST USE

The Highest and Best Use of land is that use which may be reasonably expected to produce the greatest net return to the land over a given period of time. Moreover, it is that legal use which will yield to the land the highest present value which is economically feasible, legally permissible and maximally productive. The Highest and Best Use analysis is the basis for the final conclusions drawn in this report.

Land is valued as though it were unimproved and available for whatever use would produce the maximum return. Improved property is valued according to the extent to which the improvements are consistent with the Highest and Best Use of the site as if unimproved. The Highest and Best Use of the total properties "as improved" is often determined to be different from the Highest and Best Use of the land when considered as though "unimproved" and available for development. In most cases, the existing use will continue until the land value under its Highest and Best Use exceeds the total value of the property in its existing use. As long as improvements contribute to the land, they constitute the Highest and Best Use.

HIGHEST AND BEST USE - UNIMPROVED

Legal uses for the subject land, if unimproved, include: Apartments, Retirement Apartments, Offices, Commercial Retail, Motels, Condominiums and Retirement Homes.

The site's physical characteristics of this site, i.e., size, shape, terrain, etc. would permit the following uses: Apartments, Retirement Apartments, Offices, Commercial Retail, Motels, Condominiums and Retirement Homes.

Our market analysis indicates there could be sufficient demand in the general marketplace and in this specific location for the following uses: Apartments, Retirement Apartments, Offices, Commercial Retail, Motels, Condominiums and Retirement Homes.

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HealthCare Property Appraisers of America, Inc.                              44

The McCurdy Residential Center, Evansville, Indiana
--------------------------------------------------------------------------------

The following might be economically feasible: Apartments, Retirement Apartments, Offices, Commercial Retail, Motels and Retirement Homes.

The most probable and reasonable uses for the subject property, if unimproved, might include development of: Retirement Apartments, Offices, Commercial Retail, Motels, Condominiums and Retirement Homes.

When considering the subject site as an unimproved tract of land, and after considering all alternative uses, it is the appraiser's opinion that Retirement Home use would be the Highest and Best Use: (a) at this time, (b) after a time period sufficient to allow completion of any necessary improvements and (c) at the time of estimated stabilized occupancy.

HIGHEST AND BEST USE - AS IMPROVED

There are uses other than the current one that would give an attractive return to this land. However, there is no alternative use that would yield a large enough return to justify removal or substantial renovation of the existing structure. The subject improvements are functional in size, layout and utility and do not contain any depreciation of sufficient amount; the cost of an alternative use would not be justified. The subject property has operated for several years as a Retirement Home and has developed a reputation which, in this market, assures reasonable occupancy. Staffing appears adequate and no unresolvable operational problems were uncovered. It would appear that this operation is successful and is giving a good return to the underlying land. The underlying land value does not warrant the demolition of the present subject building improvements.

The appraiser considered several alternative uses for the land underlying The McCurdy Residential Center. No alternative utilization other than for a Retirement Home was considered likely to give a higher return in the immediate future. Therefore, the use contemplated by our study; i.e., Retirement Home use, is considered to be in conformity with the subject property's Highest and Best Use As Improved.

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                                                   DESCRIPTION OF IMPROVEMENTS
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The McCurdy Residential Center, Evansville, Indiana
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                  DESCRIPTION OF IMPROVEMENTS

Long-term care facilities must be designed with specific needs in mind. Typical residents frequently have partially impaired vision, hearing, sense of touch, mobility, agility, and orientation to time and place. To compensate for a decrease in ability to distinguish colors, brightness, and depth perception, developers need to emphasize bright colors against neutral backgrounds and bold prints. There is also a need for increased interior and exterior lighting, prevention of glare, and an emphasis on different color carpets to distinguish stairs from floors. To compensate for decreased overall hearing ability, reduced capability to discern high pitched sounds, and inability to discriminate normal conversation from background noises, developers need to emphasize amplifiers on telephones, PA systems, smoke detectors, installation of alarm systems with flashing lights, and sound absorbing materials in areas promoting socialization. To deal with poor mobility and agility, including the use of wheelchairs, canes and walkers, developers need to be cognizant of the length of halls, chairs versus benches, smooth walking surfaces, wide halls and doorways for wheelchairs, automatic sliding doors, the placement of handrails usable by both wheelchair and ambulatory residents, and special kitchen and bathroom arrangements. Decreased sensitivity to touch and circulation requires an awareness of the increased need for and ease of adjustment in heating/cooling for the private areas, and attention to the environmental tactile question in general. Poor orientation to time and place and memory loss can be assisted by environmental cues such as different colored floors, culturally familiar designs, activity boards, and large clocks. A well designed facility for the disabled will incorporate many or all of these features. The subject property includes a number of these features.

Frank M. Ramsey of HealthCare Property Appraisers of America, Inc. made an inspection of the subject property on April 5, 1997. The following description of improvements describes building as it appeared to our inspector on the date of inspection.

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HealthCare Property Appraisers of America, Inc.                              47
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The McCurdy Residential Center, Evansville, Indiana
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The subject site was is improved with an eight-story building utilized as The
McCurdy Residential Center. The structure's initial completion date was 1916. The subject was used for many years as a hotel. It is irregular in shape. The appraiser considered the subject building structure to contain a functional area of approximately 135,350 sf or 457 sf per bed. The building was converted to health care in 1970 and has gone through several renovations, the last in 1988. It has offices, lounges, lobby and physical therapy space on the ground floor, kitchen and primary dining and resident rooms on the 8th floor, and resident rooms on the 2nd through 7th floors. Rooms are either suites with sitting room, bedroom and bathroom or a single bedroom with bathroom. Each resident floor has a large sitting room overlooking the river and a nursing station/office. The two-story main lobby is quite grand with marble floor, large columns and chandeliers and reflects the elegance of the original hotel. This building is on the National Register of Historic
Buildings.

The structure appraised contains all of the functional spaces typically found in buildings designed for Retirement Home occupancy including offices, lobby, activity department, physical therapy, beauty shop, kitchen and dining area, laundry, chapel, nurses' stations, public and employee baths, and bedrooms. The dining room is capable of seating all residents at once so that meals are served at one sitting per meal. The structure has a total possible utilization of 296 beds and is configured for 296 beds.

The subject's physical structure appears to be of good quality construction and amenities. The physical plant has good appeal to potential residents and their families with sufficient financial resources to be selective in their choice of a facility.

No Physical Deterioration-Curable (deferred maintenance) was noted. The structure contains no Functional Obsolescence and the facility is considered to be functional. No External or Economic Obsolescence is noted.

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HealthCare Property Appraisers of America, Inc.                              48
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The McCurdy Residential Center, Evansville, Indiana
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The Effective Age of the structure is 30 years, and the Remaining Economic
Life is considered to be 20 years. Architecture and layout are considered typical for a Retirement Home and in conformity with the community.

Following is a topical outline of the major improvements:

SITE PREPARATION: The building site was cleared, graded and prepared for construction.

FOUNDATION: Concrete bearing walls.

FRAME: Reinforced concrete.

FLOOR STRUCTURE: Concrete on ground.

FLOOR COVERING: Carpet on pad, quarry tile, vinyl composition tile, sheet vinyl and marble.

CEILING: Acoustical, organic fiber and gypsum board, taped and painted with finish only on exposed roof structure.

INTERIOR CONSTRUCTION: Framed and masonry.

PLUMBING: All patient rooms' baths are two- or three-fixtured china/porcelain fixtures including chrome hardware, grab bars, and other invalid aids. Patient tubs and showers are institutional type with non-slip surfaces, grab bars, shower hoses, and non-ambulatory lifts. The property has adequate plumbing of good quality for its intended use. 243 rooms have a full, private bath with a tub or shower.

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HealthCare Property Appraisers of America, Inc.                              49

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The McCurdy Residential Center, Evansville, Indiana
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SPRINKLER: None.

HEATING, COOLING, VENTILATION: The property is heated with a gas steam radiator with a heat pump which also provides air conditioning and air conditioned with refrigerated cooling and air conditioned with window units.

ELECTRICAL: Fully wired and lighted with three-phase wiring, adequate to provide lighting and power for all equipment operation including fluorescent and incandescent lighting, reading lights over each bed, nurse call system, fire alarm system, and intercom system. The diesel generator has a 175 KW rating.

EXTERIOR WALLS: Face brick.

INTERIOR STAIRS: There are 24 flights of concrete and steel stairs.

STORE FRONT: 500 square feet of plate glass.

ELEVATORS: The property contains three traction (cable) elevators, two passenger and one freight, serving 8 floors:

              SHAFTS              STOPS             QUALITY (1-4)
                 3                 8                      3


ROOF STRUCTURE: Concrete joists and slab.

ROOF COVER: Hypalon-neoprene with gravel ballast.

BASEMENT: Concrete reinforced walls with partially finished interior and finished electrical and lighting.

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HealthCare Property Appraisers of America, Inc.                              50
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The McCurdy Residential Center, Evansville, Indiana
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PARKING: Parking and drives of 2" plant mix asphalt on a crushed stone base.
Marked parking areas.

DOORS & WINDOWS: Solid core interior doors and double-hung windows in aluminum frame.

EQUIPMENT: Specialized equipment pertinent to the operation of the facility as a Retirement Home facility has been considered in valuing the subject property. Included in this category are institutional type kitchen equipment, stainless steel sinks, food preparation counters, ovens, stoves, dishwashers, walk-in coolers and freezers, exhaust fans and grease traps. Laundry equipment includes 4 Uni-Mac and 1 Maytag washers and 5 Huebsch and 1 Maytag dryers rated average in condition. Kitchen equipment includes one Hobart dishwasher, one Penn walk-in freezer, one Penn walk-in cooler, two Hobart freestanding coolers and one Vulcan range/oven rated average in condition.

ROOM FURNISHINGS: Include a bed, night stand, chair, and retractable privacy curtain.

WALKS & DRIVES: Walks are approximately 41" wide and constructed of 2 1/2" concrete.

LANDSCAPING: Rated good. The lawn is well established.


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HealthCare Property Appraisers of America, Inc.                              51

                                                        COST APPROACH TO VALUE

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The McCurdy Residential Center, Evansville, Indiana
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                           COST APPROACH TO VALUE

The Cost Approach is frequently a reliable indicator of a property's value. The Principle of Substitution dictates that The McCurdy Residential Center will be worth no more than the cost to reproduce improvements with equal utility on an equally desirable site. Conversely, in an active building market, most properties are usually worth at least as much as their cost to reproduce. Otherwise, developers would not be building comparable buildings.

The initial step in the Cost Approach was the estimation of land value. The appraiser next estimated the current construction costs to replace subject's building improvements. The appraiser also considered the possible existence of the three types of depreciation: Physical Deterioration, Functional Obsolescence, and External Obsolescence.

To estimate the actual construction cost of the improvements, the appraiser consulted with various contractors and architects familiar with this type construction. We also have personal knowledge of comparable structures which have been built and are familiar with their actual costs. Finally, we checked with Marshall and Swift Valuation Service to ascertain the current cost factors for this type construction in Evansville.

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HealthCare Property Appraisers of America, Inc.                              53
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The McCurdy Residential Center, Evansville, Indiana
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                               SITE VALUATION

There are several methods which appraisers may use to estimate vacant land values. These methods include the direct sales comparison, allocation, land residual technique, direct capitalization of ground rent, and the land development method. The direct sales comparison method is based upon the principle of substitution. This is the best method whenever adequate quantities of verified comparable sales data is available. We have used both the direct sales comparison and allocation methods. For Retirement Home sites, the land residual or land development methods are not a reliable indicator of value.

DIRECT SALES COMPARISON

 The direct sales comparison technique is based on the economic principle of substitution. This principle states the value of a property tends to be fixed by the costs of acquiring an equally desirable substitute property with the same or similar utility and physical characteristics. Comparisons are made between the property appraised and the sales of similar properties which have occurred in the marketplace. Typically, units of comparison are derived such as a sales price per square foot, sales price per front foot, or sales price per building unit. In the case of an apartment property, the economic indicator might be cost per apartment, whereas in the case of a nursing home, the unit of value would be cost per patient bed. The comparables are adjusted to reflect similarities and dissimilarities of each to the subject for such characteristics as location, time of sale, existing market conditions, and the physical characteristics of the property. The adjusted sales prices of the comparables then become an indication of value for the subject. In the case of the subject, we have looked to properties with similar zoning and land use which have sold within the Evansville area.

The comparable sales utilized in this analysis are summarized in the land sales summary and the adjustment grid which follow this section. A complete description of the individual sales used is also included within this section.

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HealthCare Property Appraisers of America, Inc.                              54
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The McCurdy Residential Center, Evansville, Indiana
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                              LAND SALE #1


LOCATION:                                          111-127 NW Fifth Street

BUYER:                                             Old Jail Management Corp.

SELLER:                                            People's Savings Bank

DATE OF SALE:                                      01/97

SIZE:                                              22,265 s.f.

FRONTAGE:                                          150 FF

ZONING:                                            C-3

SALE PRICE:                                        $200,000

COST/UNIT:                                         $8.98 s.f.

COMMENTS:                                          Parking lot.


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                              LAND SALE #2


LOCATION:                                          101 S. Fulton

BUYER:                                             RDR Parking

SELLER:                                            Boetticher & Kellogg Property

DATE OF SALE:                                      09/95

SIZE:                                              3.65 Acres

FRONTAGE:                                          Irregular

ZONING:                                            M-1 /M-3

SALE PRICE:                                        $1,725,000

COST/UNIT:                                         $10.85 s.f.

COMMENTS:    Land size 2.82 Acres plus an estimated .83 acres of vacated GoodSell and
             NW 1st street. Sale price includes demolition costs of $225,000. Located across the street from the new River Boat Casino dock. Purchased for casino parking.

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HealthCare Property Appraisers of America, Inc.                              56
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                              LAND SALE #3



LOCATION:                                          212-214 Vine

BUYER:                                             The EVV Printing Company

SELLER:                                            N/A

DATE OF SALE:                                      02/96

SIZE:                                              2 Acres

FRONTAGE:                                          150 FF

ZONING:                                            C-3

SALE PRICE:                                        $495,000

COST/UNIT:                                         $5.70 s.f.

COMMENTS:     This was an offer that was not accepted.  The broker felt another
              10% to 20% would have consummated the transaction.


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HealthCare Property Appraisers of America, Inc.                              57

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The McCurdy Residential Center, Evansville, Indiana
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                              LAND SALE #4


LOCATION:                                          516-526 Court Street

BUYER:                                             Kenneth Rueger

SELLER:                                            W. J. Thurgood

DATE OF SALE:                                      05/94

SIZE:                                              19,235 s.f.

FRONTAGE:                                          155 FF

ZONING:                                            C-4

SALE PRICE:                                        $85,000

COST/UNIT:                                         $4.42 s.f.


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                              LAND SALE #5


LOCATION:                                          5th and Walnut

BUYER:                                             Wellbourne Memorial Baptist

SELLER:                                            O'Daniel Ranes

DATE OF SALE:                                      02/94

SIZE:                                              132,000 s.f.

FRONTAGE:                                          Corner

SALE PRICE:                                        $1,201,677

COST/UNIT:                                         $9.09 s.f.

COMMENTS:    Older buildings valued at $200,000 were included. Seller also received a tax deduction for gift donation of one parcel. A downward adjustment of $250,00 is appropriate to the actual sale price of $1,201,677.


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HealthCare Property Appraisers of America, Inc.                              59

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                              LAND SALE #6



LOCATION:                                          122 NW 4th Street

BUYER:                                             Southern Industrial Properties

SELLER:                                            Robbie Kent

DATE OF SALE:                                      10/91

SIZE:                                              15,000 s.f.

ZONING:                                            C-4

SALE PRICE:                                        $120,000

COST/UNIT:                                         $8.00 s.f.


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

                     LAND SALES SUMMARY & ADJUSTMENT GRID

---------------------------------------------------------------------------------------------------------------------------------
Comparison #                 Subject           No. 1          No. 2           No. 3           No. 4         No. 5           No. 6
Address                       101 SE         113-127          101 S    212-214 Vine         516-526         5th &          122 NW
                               First          NW 5th         Fulton      Evansville           Court        Walnut             4th
                          Evansville      Evansville     Evansville              IN      Evansville    Evansville      Evansville
                                  IN              IN             IN                              IN            IN              IN
----------------------------------------------------------------------------------------------------------------------------------
    SITE DATA
Size (SF)                     31,450          22,275        158,994          86,892       19,235          132,147          15,000
Size (Acres)                    0.72            0.51           3.65            1.99         0.44             3.03            0.34
Zoning                           C-3             C-3          M1/M3             C-3           C4            C-3/4             C-4
Topography                     Level           Level          Level           Level        Level            Level           Level
Utilities                        All             All            All             All          All              All             All
    SALE DATA
Reported Sale Price                         $200,000      $1,725,000       $495,000         $85,000     $951,677         $120,000
Sale Price / SF                                $8.98          $10.85          $5.70           $4.42        $7.20            $8.00
Sale Price / Acre                           $391,111        $472,603       $248,149        $192,493     $313,704         $348,480
Transaction Type                ----          Closed         Closed       Offer Not       Closed           Closed          Closed
                                                                           Accepted
Rights Conveyed                 ----      Fee Simple     Fee Simple      Fee Simple          Fee       Fee Simple             Fee
                                                                                          Simple                           Simple
Financing Terms                 ----            Cash           Cash            Cash         Cash             Cash            Cash
       adjustment               ----            ----           ----            ----         ----             ----             ---
Condition of Sale               ----           Arm's          Arm's       Offer Not        Arm's            Arm's           Arm's
                                              Length         Length        Accepted       Length           Length          Length
                                                ----           ----         $25,000         ----             ----             ---
Recorded Sale Date              ----            1/97           9/95            2/96         5/94             2/94           10/91
       adjustment               ----            ----             4%              3%          10%              10%             15%
Location                        ----         Similar       Superior        Inferior     Inferior          Similar         Similar
       adjustment               ----            ----           -25%             50%          75%             ----             ---
Size                            ----         Similar         Larger         Similar      Similar           Larger         Similar
       adjustment               ----            ----            10%            ----         ----              10%             ---
Zoning                          ----         Similar        Similar         Similar      Similar          Similar         Similar
       adjustment               ----            ----           ----            ----         ----             ----             ---
Topography                      ----         Similar        Similar         Similar      Similar          Similar         Similar
       adjustment               ----            ----           ----            ----         ----             ----             ---
Frontage/Visability             ----         Similar        Similar         Similar      Similar          Similar         Similar
       adjustment               ----            ----           ----            ----         ----             ----             ---
Utilities                       ----         Similar        Similar         Similar      Similar          Similar         Similar
       adjustment               ----            ----           ----            ----         ----             ----             ---
    Adjstd Price / Sq Ft                       $8.98          $9.31           $9.25        $8.51            $8.71           $9.20
    Avg Price / Sq Ft                          $8.99

    Adjstd Price / Acre                     $391,111       $405,493        $383,391     $370,549         $379,582        $400,752
    Avg Price / Acre                        $388,480
----------------------------------------------------------------------------------------------------------------------------------

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HealthCare Property Appraisers of America, Inc.                              61

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The McCurdy Residential Center, Evansville, Indiana
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RECONCILIATION OF COMPARABLE SALES

The comparables have already been adjusted to the subject in respect to location, size, zoning, topography, corner influence, and utilities. The unadjusted sales prices range from $4.42 to $10.85 per square foot. After the adjustments, the comparables form a tighter range of $8.51 to $9.31 per square foot. The average adjusted price per square foot was $8.99. Typically, the comparables which have the least adjustments are most representative of the subject. Accordingly, it is our opinion that the subject 31,363 sf site has a market value of $285,000 or $9.00 sf.

Considering the land sales data available and prices being paid by developers of Retirement Homes in similar communities, we estimate the land value of the site supporting the building and improvements to be $285,000 or $9.00 s.f.

This represents the following value per indicator:


  Land Value Per Size Unit                                          $9.00 sf

  Land Value Per Unit (bed/apt)                                     $963/bed

  Land Value as % of Project Cost                                     1.44%%

  SITE VALUE                                                       $285,0008
                                                                   ---------
                                                                   ---------

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HealthCare Property Appraisers of America, Inc.                              62
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                            BUILDING COSTS

This appraisal firm compiles construction cost data on new and proposed facilities throughout the United States. The hard construction costs vary considerable depending upon geographical location and quality of improvements. To estimate the Replacement Cost of The McCurdy Residential Center, the appraiser utilized the Segregated Cost Method of cost estimating. This method is designed to give separate consideration to all the major construction components of a building. Many parts of a building, such as floor, ceiling and lighting, increase in cost directly as the floor area of the building increases. Other building costs vary with relation to parameters other than the floor area. However, most costs can be related to floor area, wall area, roof area, or sometimes an individual count of unit installations.

To facilitate the application of these individualized costs, they are grouped so that all costs related to floor area can be added together and applied to the total floor area, all wall area costs can be added together and applied to the wall area, and all roof costs can be applied to the ground floor or roof area.

The appraiser utilized the Marshall and Swift Valuation Service, which is the most widely recognized cost estimating manual in the world. This manual separates each type of building by occupancy, type of construction, and quality. It also makes adjustments for current cost factors on a monthly update basis.

Using the Marshall and Swift Valuation Service, the appraiser selected the particular construction characteristics of The McCurdy Residential Center building improvements and selected the appropriate quantity cost factors and adjustments.

Using the computer program, a Replacement Cost New of subject's building improvements as well as individual estimates of depreciation for each component item were developed. The computer

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calculations included all Direct Costs. The Marshall and Swift Valuation
Service includes architectural fees, loan interest and some other minor Indirect Costs. It specifically excludes some of the costs of doing business, or Indirect Costs, which we have estimated as follows:


    Taxes                                                       0.4%

    Marketing                                                   0.4%

    Loan Points and Fees                                        2.0%

    Legal                                                       0.5%

    Accounting                                                  0.2%

    Government Licensure & Permits                              4.5%

    Working Capital                                             4.0%
                                                               -----
    Total Indirect Costs                                       12.0%

Our estimate of Indirect Costs and Developer's Profit and Overhead were based on a percentage of Total Cost-New (depreciated at the same rate as the building improvements). The Total Cost-New includes not only Direct Cost of construction, as developed by the Marshall and Swift Valuation Service, but also the cost of land, furniture, fixtures and equipment.

The Developer's Profit and Overhead was estimated at 15% of the Total Cost-New. As an alternative to investors, Baa Bonds are currently yielding seven to eight percent. The developer's profit should be higher than the Baa Bond rate as it is somewhat riskier.

HealthCare Property Appraisers of America, Inc. compiles cost data on furniture, fixtures and equipment budgets for facilities like subject. A summary of some of the more recent transactions follows:

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HealthCare Property Appraisers of America, Inc.                              64
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                                         NURSING HOME EQUIPMENT COST DATA

-------------------------------------------------------------------------------------------------------------
                                                                                     PRICE OF         COST OF
     DATE SOLD              CITY                 STATE          # BEDS                 FF&E          FF&E/BED
     ---------              ----                 -----          -----                --------        --------
       05/92            Clearwater                FL              120                $210,000          $1,750
       02/90            Fluvanna                  VA              60                 $225,000          $3,750
       03/90            Goochland                 VA              72                 $250,000          $3,472
       04/92            Decaturville              TN              60                 $210,000          $3,500
       02/92            Charlotte                 NC              120                $420,000          $3,500
       05/92            Asheville                 NC              120                $420,000          $3,500
       01/92            Virburnum                 MO              60                 $120,000          $2,000
       09/91            Corrigan                  TX              90                 $160,000          $1,778
       09/91            Wells                     TX              96                 $168,000          $1,750
       09/91            Brownwood                 TX              130                $230,000          $1,769
       10/91            Port Orange               FL              120                $600,000          $5,000
       07/91            Orange City               FL              120                $600,000          $5,000
       05/91            Covington                 TN              196                $350,000          $1,786
       02/91            Melbourne                 FL              120                $315,000          $2,625
       04/91            Whites Creek              TN              97                 $280,000          $2,887
       07/92            Casper                    WY              120                $350,804          $2,923
       07/92            Palm City                 FL              116                $650,000          $5,603
       07/92            Ashland                   TN              90                 $260,000          $2,889
       02/94            Lychburg                  VA              100                $380,000          $3,800
       06/93            Ashland City              TN              90                 $260,000          $2,889
       05/94            Hilo                      HI              120                $490,000          $4,083
       12/95            Dyer                      TN              120                $400,000          $3,333
                                                                                                       ------
                                                                            Average                    $3,163
                                                                            Minimum                    $1,750
                                                                            Maximum                    $5,603
-------------------------------------------------------------------------------------------------------------

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After considering the geographical location, size, and quality of the subject property, we believe a cost new of $3,500 per unit to be appropriate. This indicates a personal property value for the subject as follows:


  FF&E COST NEW       X          # OF INCOME           =       FF&E COST NEW
   (PER UNIT)                  GENERATING UNITS                   (TOTAL)
  --------------               ----------------                ------------
     $3,500           X            296 Beds            =         $1,036,000

Our on-site inspection of The McCurdy Residential Center did not reveal any obvious Physical Deterioration-Curable (deferred maintenance). Overall, the property appeared to be well maintained and only normal maintenance situations were observed. Physical Deterioration-Incurable, caused by natural aging of the building structure in existing buildings, was estimated by the Marshall & Swift Valuation Service based upon a data bank of sold depreciated properties.

The depreciation section of the Marshall and Swift Valuation Service is primarily designed to measure Physical Deterioration-Incurable only. It does not measure Physical Deterioration-Curable, i.e., Deferred Maintenance, or any loss in value due to Functional Obsolescence that might be found in the specific subject property, or External Obsolescence that might exist in the subject neighborhood. The Marshall and Swift Valuation Service calculations are based upon analysis of actual sales data from a large number of properties of subject's type that have been sold within the last year. These sales prices, after deletion of personal property and land values, are compared to construction cost figures for new and similar properties. The resulting depreciation estimate by the Marshall and Swift Valuation Service will not exactly equal depreciation when calculated on an age-life basis (which is basically an accounting method that has little or nothing to do with the market place.) The Marshall and Swift market data method is considered to be a more refined and accurate method as it is based on actual data from the market.

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The real estate is functional in all respects and considered to be competitive with Retirement Homes being constructed today. Therefore, no Functional Obsolescence was deducted.

Our inspection of the neighborhood and the surrounding properties did not reveal any situations which would detract from subject's value. Therefore, no deduction was made for External Obsolescence.

Our physical inspection of the subject indicated that the personal property, i.e. furniture, fixtures and equipment, is generally in good condition relative to its age. We have assumed an average useful life of ten years and an effective age of 5 years, indicating depreciation of 50% (5 years divided by 10 years).

Depreciation on the personal property is estimated as follows:


   FF&E COST NEW        X          % DEPRECIATED          =      DEPRECIATION
   -------------                   -------------                 ------------
    $1,036,000          X               50%               =        $518,000


Following is a component breakdown of Replacement Costs for the improvements and depreciation:

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OCCUPANCY: CONVALESCENT HOSPITAL


CLASS:  C Masonry                                             COST RANK:  3.5 Above Average/High
EFFECTIVE AGE:  30 YEARS                                      CONDITION:  3.0 Average
NUMBER OF STORIES:  8.0                                       AVERAGE STORY HEIGHT:  10.0
FLOOR AREA:  135,350 Sq. Ft.                                  COST AS OF: 4/97

                                                                                                     REPLACEMENT COST
COMPONENT                                           UNITS                   COST                   NEW             DEPR
------------------------------------------------------------------------------------------------------------------------
EXCAVATION & SITE PREPARATION:
    Site Preparation...................             16,919                  0.28                  4,737            2,605
FRAME:
    Concrete, Reinforced...............            135,350                 12.08              1,635,028          899,265
FLOOR STRUCTURE:
    Concrete, Elevated Slab............            117,754                  9.89              1,164,592          640,526
    Concrete on Ground.................             17,595                  3.69                 64,927           35,710
    SUBTOTAL...........................                                                       1,229,519          676,236
FLOOR COVER:
    Carpet and Pad.....................             81,210                  5.09                413,359          227,347
    Tile, Ceramic......................              5,414                 10.95                 59,283           32,606
    Tile, Quarry.......................              4,060                 10.95                 44,462           24,454
    Vinyl Composition Tile.............              6,767                  1.91                 12,926            7,109
    Vinyl Sheet........................             27,070                  4.56                123,439           67,891
    Marble  ...........................             10,828                 33.94                367,502          202,126
    SUBTOTAL...........................                                                       1,020,971          561,533
CEILING:
    Acoustical, Organic Fiber..........             40,605                  1.69                 68,622           37,742
    Finish Only........................             40,605                  0.75                 30,454           16,750
    Gypsum Board, Taped & Paint........             54,140                  1.46                 79,044           43,474
    SUBTOTAL...........................                                                         178,120           97,966
INTERIOR CONSTRUCTION:
    Interior Construction, Framed......             13,535                 21.63                292,762          161,019
    Interior Construction, Masonry.....            121,815                 23.50              2,862,652        1,574,459
    SUBTOTAL...........................                                                       3,155,414        1,735,478
PLUMBING:
    Plumbing...........................            135,350                 10.85              1,468,547          807,701
HEATING AND COOLING:
    Gas Steam Radiator.................            121,815                  4.28                521,368          286,752
    Warm and Cooled Air................             13,535                 12.14                164,315           90,373
    Refrigerated Cooling...............             67,675                  6.04                408,757          224,816
    Window Air Conditioner.............                175                 1,202                210,350          115,693
    SUBTOTAL...........................                                                       1,304,790          717,634
ELECTRICAL:
    Electrical.........................            135,350                 14.11              1,909,788        1,050,383
EXTERIOR WALL:
    Face Brick.........................            108,280                  2.33                252,292          138,761
STORE FRONT:
    Store Front........................                500                 51.11                 25,555           14,055

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
                                                                                                     REPLACEMENT COST
COMPONENT                                           UNITS                   COST                   NEW             DEPR
------------------------------------------------------------------------------------------------------------------------
ROOF STRUCTURE:
    Concrete Joists, Slab..............             16,919                  9.11                154,130           84,772
ROOF COVER:
    Hypalon-Neoprene...................             16,919                  4.38                 74,104           40,757
ELEVATORS:
    Elevator.......( 8 Stops)..........                  3               118,846                356,538          196,096
SUBTOTAL SUPERSTRUCTURE                            135,350                 94.34             12,769,533        7,023,242
BASEMENT:
    Concrete Reinforced Wall...........             20,155                 16.97                342,030          188,117
    Interior Const., Part Finished.....             20,155                 12.11                244,077          134,242
    Electrical, Finished...............             20,155                 13.40                270,077          148,542
    SUBTOTAL...........................                                                         856,184          470,901
YARD IMPROVEMENTS:
    Paving, Asphalt....................             30,000                  2.30                 69,000           37,950
------------------------------------------------------------------------------------------------------------------------
TOTAL..................................                                                      13,694,717        7,532,093
ARCHITECT'S FEES.......................               7.4%                                    1,011,127          556,120
------------------------------------------------------------------------------------------------------------------------
REPLACEMENT COST NEW...................            135,350                108.65             14,705,844
DEPRECIATION...........................            (45.0%)                                  (6,617,631)
DEPRECIATED COST.......................                                                                        8,088,213
------------------------------------------------------------------------------------------------------------------------
ROUNDED TO NEAREST   $100                                                                    14,705,800        8,088,200
Cost Data by MARSHALL & SWIFT


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                                             SUMMARY OF COST APPROACH


------------------------------------------------------------------------------
Bldg. Improvements-Replacement Cost                                $14,705,800
Indirect Costs                                                       1,923,216
Developer's Profit & Overhead @ 15%                                  2,404,020
                                                                   -----------
Total Costs:                                                       $19,033,036
Less Depreciation:
  Physical Deterioration - Curable                  $0
  Physical Deterioration - Incurable
    Replacement Costs                        6,617,631
  Physical Deterioration - Incurable
    Indirect Costs                             865,450
Physical Deterioration - Incurable
    Devel. Profit & Overhead                 1,081,812
Functional Obsolescence                              0
External Obsolescence                                0
                                            ----------
Total Depreciation                                                   8,564,893
                                                                   -----------
  Depreciated Value                                                $10,468,143
Land Value                                                            $285,000
                                                                   -----------
Market Value--Real Estate                                          $10,753,143
Add Furniture, Fixtures, Equipment          $1,036,000
Less Depreciation                              518,000
                                            ----------
Depreciated Value of FF&E                                             $518,000
                                                                   -----------
MARKET VALUE OF REAL & PERSONAL                                    $11,271,143
PROPERTY BY COST APPROACH -- "AS IS"
                                                    (R)            $11,270,000
                                                                   -----------
                                                                   -----------

------------------------------------------------------------------------------

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                   INCOME CAPITALIZATION APPROACH TO VALUE

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                   INCOME CAPITALIZATION APPROACH TO VALUE

To estimate The McCurdy Residential Center's Market Value through the Income Capitalization Approach, the appraiser estimated the total gross income the project will generate by: (a) studying local and regional markets, (b) considering the economic feasibility of the project itself, and (c) considering competing projects and the underlying demand for this type facility.

From the total Gross Income estimate was deducted an estimate for Vacancy and Credit Loss. Even developments with extremely heavy demand usually experience some loss of rent due to "down time," when living units are re-decorated between residents. In addition, there are generally some bad debt losses in most projects. The appraiser also deducted an estimate of all Expenses the typical property owner might expect to incur. From this Net Operating Income estimate, the appraiser processed an estimate of the property's Market Value. This process is known as Capitalization, and is simply a conversion of Net Operating Income into Market Value.

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                               GROSS INCOME

A Retirement Home's Effective Gross Income is determined by three factors:
(a) various daily charge rates, (b) payor type mix or census and (c) occupancy rate. Daily charge rates vary significantly from property to property, reflecting the services offered and the various payor sources. To develop an accurate estimate of revenue, the appraiser typically interviews the facility's administrator, financial officers and the reimbursement specialist. Due to the confidential nature of this assignment, these interviews as well as detailed financial statements were not available. The appraiser was furnished and has analyzed the last year's profit and loss statement. Our income for a stabilized year was projected by inflating the historical data by 5%.

SUBJECT

The McCurdy Residential Center is licensed by the state for 10 Skilled Care
(SNF), 282 Intermediate Care (ICF), 15 Non-Certified Corp. and 4 Residential Beds. The subject property is certified in accordance with federal regulations pursuant to the Social Security Act as a provider of Medicaid (Title XIX) Services and is certified for Medicare. It is currently configured and operated with 296 beds. All units are either suites with sitting room, bedroom and bath or a single bedroom with bath. The administrator could not tell us how many of each.

INDIANA MEDICAID REIMBURSEMENT RATES

After years of battle with the state's nursing home industry that included a number of Boren Amendment, and other court cases, Indiana's Office of Medicaid Policy and Planning (OMPP) finally revised its 11-year-old rate-setting methodology, which had limited annual rate increases to about 3.5 percent per year (while the actual costs rose approximately 7.9 percent per year), limited Medicaid payments for oxygen and other nonroutine medical supplies, and automatically downgraded many resident conditions to intermediate care. The new all-inclusive per diem system, which was developed after more than a year of negotiations between OMPP and the

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state's nursing home industry, took full effect in February 1995. According to OMPP, highlights of the new system include coverage of 90 percent of total aggregate nursing facility Medicaid costs, increases in reimbursement for 43 percent of all facilities, improved incentives to care for patients with extensive care needs (laying the groundwork for movement to a case mix system), and inclusion of oxygen and other ancillary costs into the daily rate. The state plans to transition the industry to a full-blown case mix-based reimbursement system effective January 1, 1997. Approximately 68 percent of Indiana's nursing home residents are Medicaid beneficiaries.

As part of the Indiana Association of Homes for the Aging's new Quality Care Indicator Program, the association's members will soon receive reports documenting patient care information. Participation facilities will send minimum data set information to the University of Wisconsin in Madison for analysis, and the university will then create reports analyzing care practices. The program is part of an association effort to establish an objective way to measure quality and compare facilities' care practices.

MEDICAID

Indiana's current Medicaid system sets rates using actual prior-year expenditures, inflated by the HCFA/SNF index to the mid-point of the current rate year. Prior to February 1995, the state determined rates using projected budgets. The current per diem rate is examined for each of eight cost centers using the inflated prior year expenditures. Calculation of reimbursement for most fixed costs is done on the basis of an occupancy level of 95 percent or actual occupancy, whichever is higher. Rates are calculated separately for facilities that have at least 20 percent or a minimum of eight skilled care residents that meet the state's extensive care requirement. The classification of residents as extensive care is based on the RUG-III system. This special rate is reimbursed up to 115 percent of the median for these facilities, and supplied oxygen and therapies are included in the per diem. The state hopes this new reimbursement system will help transition the industry to a case mix-based reimbursement system effective January 1, 1997.

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Currently, there is a staffing limit (excluding laundry workers) that limits
ICFs to no more than 4 hours of paid staff time per patient day, SNFs to no more than 5.25 hours per patient day, and extensive care facilities to no more than 6 hours per patient day. Prior to February 1995, the ICF and SNF limits were set at 3.7 and 4.7 hours, respectively. Currently, all oxygen, billable supplies, and therapies are included in the daily rate. Prior to February 1995, these costs were billed outside the per diem rate and were limited to item-specific rates set at the median of a sample of wholesale prices. As an incentive for efficient operation, the current reimbursement methodology includes a profit add-on equal to 50 percent of the difference between a facility's costs and the median costs of comparable facilities, with a cap of 5 percent of median costs. Only facilities with costs at or below the median are eligible. all rates are subject to an overall rate limit of 115 percent of the weighted median of allowable costs of comparable facilities. This limit is calculated separately for intermediate and skilled care. There are also separate levels of care for ventilator-dependent, traumatic brain injury, and HIV patients, each with its own 115 percent ceiling. As of March 1, 1996, the average per diem Medicaid reimbursement rate was $71.04 for ICFs and $99.40 for SNFs.

CERTIFICATE OF NEED

Prior to July 1, 1996, Indiana required a CON for any increase in Medicaid-eligible beds. The addition of uncertified beds did not always require a CON; however, the state's board of health was required to confirm that the additional beds were exempt from the CON process before construction began. Facilities that violated this procedure were in danger of having their nursing home licenses revoked. Nursing homes that wanted to add up to 15 private-pay non-Medicaid beds could also file for exemption, along with religious or fraternal organizations that planned to build or add to nursing homes that served only their members. In addition, nursing homes could build replacement facilities provided they did not subsequently add supplementary beds. Hospitals could also convert up to 30 acute care beds to SNF beds and an additional 20 beds to either SNF or ICF beds without a CON. Further, ownership of CONs could be sold or transferred if proper notification was given to the state. However, Indiana's CON process expired effective July 1, 1996, and a renewal of the process has yet to be implemented as this book goes to press.

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BED NEED METHODOLOGY

Prior to July 1, 1996, Indiana determined the number of beds needed for each of its 92 counties by using the projected population and current utilization rates for four age groups, assuming a 90 percent occupancy rate. This method projected the number of beds needed three years forward from the current year of utilization data. For example, 1996 bed need was based on 1993 utilization data. If the current utilization rate fell below 90 percent or if additional beds would have caused the utilization to fall below 90 percent, there was a statutory presumption that no more beds were needed. However, since Indiana's CON process expired effective July 1, 1996, the state no longer published current bed need estimates or future bed need projections. Currently, nursing homes in the state maintain an average occupancy rate of 83.5 percent. (The Guide To The Nursing Home Industry, 1996 by HCIA Inc. and Arthur Anderson
LLP).

OCCUPANCY

The appraiser researched occupancy of this type facility on a national, state and local basis. National statistics indicate long-term care facilities are experiencing a nationwide occupancy of 91.0%. Indiana's Department of Human Resources' most recent survey indicated a statewide occupancy of 84%. The twelve month statement we reviewed indicates the subject had occupancy last year of approximately 90%.

We believe a potential purchaser would likely project a stabilized occupancy of 95.0% for the foreseeable future.

CENSUS OR PATIENT/RESIDENT MIX

The appraiser researched census-mix (the ratio of various payor types) in the market area. Patient distribution between government reimbursed programs and privately funded sources varies from state to state and facility to facility. Statewide factors contributing to a high self-pay census-mix include the existence of a Certificate of Need "CON" program, social factors, the state's restrictiveness on qualifying residents, statewide occupancy, and the adequacy of the

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state's reimbursement program. Indiana is considered medium in these areas.
Factors contributing to a high, self-pay census-mix in an individual facility in Indiana include reputation, quality of care, facility's age, participation in the Medicare program, competitiveness of rate structure, and therapeutic programs offered. The subject rates medium in these areas.

The subject is currently experiencing the following census breakdown:


               Skilled    +       ICF       +    Residential     =      Total
               -------            ---            -----------            -----
    Current
     Census      4%       +       93%       +         3%         =      100%
   Breakdown

We believe a potential purchaser would project a stabilized nonmedicaid (self pay, VA, medicare) ratio of 100% for the immediately foreseeable future. Accordingly, we have used that nonmedicaid rate in our projections.

ANCILLARY/MISCELLANEOUS INCOME

Ancillary income generally refers to revenue generated from profit centers other than room, board and basic healthcare (i.e., occupational, physical or speech therapy). These additional services typically will average $1.00 to $3.00 per patient day in an average facility and $5.00 to $15.00 in a facility with a large high skilled census and substantial therapy programs. The subject's ancillary charges have historically been between $1.75 and $2.50 per day.

REVENUE SUMMARY

The appraiser reviewed the subject's historical operating statements to compare the reasonableness of our projections. Management's operating statements indicated an Effective Gross Revenue of:

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--------------------------------------------------------------------------------

1996                                                                $8,697,545

After studying actual historical financial statements, the operator's projections, comparable rates, occupancy and census-mix, the appraiser projected the subject's Effective Gross Revenue. The appraiser inflated the most recent income and expenses by 5% and estimated an Effective Gross Revenue of:

Appraiser's Effective Gross Revenue:                                $8,958,472

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                                  EXPENSES

To estimate expenses for the subject, the appraiser reviewed the last 12 month operating statement from the subject.

HEALTHCARE DEPARTMENT expenses include all those services required to provide nursing and/or personal care and all ancillary and therapy services. Stabilized staffing includes: directors of nursing (DON), ward clerks, therapists, social services, in-service coordinator, activities director, activities staff, registered nurses, licensed practical nurses and certified nursing assistants.

HEALTHCARE EXPENSES


                                                      $              %
                                                    Annual          EGI
                                                 ----------        -----
1996 Historical                                  $3,508,995        40.3%
Appraiser's Stabilized                           $3,614,265        40.3%


ADMINISTRATIVE and general expenses include salaries for administrators, secretaries, clerks and bookkeepers. Expenses also include payroll benefits, taxes, insurance, state provider or licensure fees (if applicable), phone, legal, accounting management, transportation, miscellaneous and supplies.

ADMINISTRATIVE EXPENSES


                                                $                  %
                                               Annual             EGI
                                               ------             ---
1996 Historical                              $1,325,035          15.2%
Appraiser's Stabilized                       $1,364,786          15.2%

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THE DIETARY DEPARTMENT provides food service for patient/residents and staff and is an important ingredient in the subject's overall marketing package. The facility provides three meals a day, seven days a week. Stabilized staffing includes: dietician/food service managers, cooks and server/helpers.

DIETARY EXPENSES


                                                $                  %
                                               Annual             EGI
                                               ------             ---
1996 Historical                              $910,807            10.5%
Appraiser's Stabilized                       $938,131            10.5%


HOUSEKEEPING AND LAUNDRY expenses include salaries for: directors of housekeeping and laundry, housekeepers and laundry workers.

HOUSEKEEPING AND LAUNDRY EXPENSES


                                                $                  %
                                               Annual             EGI
                                               ------             ---
1996 Historical                              $540,283           6.2%
Appraiser's Stabilized                       $713,387           6.2%


MAINTENANCE expenses include all those necessary to operate and maintain the physical plant. Staffing includes: maintenance manager, skilled maintenance personnel and unskilled personnel. This category covers all day-to-day repairs, periodic repainting and cosmetic work and lawn and service contracts.

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MAINTENANCE EXPENSES


                                                $                  %
                                               Annual             EGI
                                               ------             ---
1996 Historical                              $713,387           8.2%
Appraiser's Stabilized                       $734,789           8.2%


TOTAL EXPENSES are stabilized at $7,208,462 or 80.5% of effective gross income.

TOTAL EXPENSES


                                                $                  %
                                               Annual             EGI
                                               ------             ---
1996 Historical                              $6,998,506         80.5%
Appraiser's Stabilized                       $7,208,462         80.5%

Following is the appraiser's reconstructed pro forma operating statement with stabilized income and expenses for subject property:

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                   RECAP OF HISTORICAL VS STABILIZED INCOME

------------------------------------------------------------------------------

                                             11
                                            MOS
                                           1996               APPRAISER'S
                                       ANNUALIZED              STABILIZED
                                       ----------             -----------
Eff. Gross Income                      $8,697,545              $8,958,472

Less Expenses*
    Healthcare Unit                    $3,508,995              $3,614,265
    Administration                     $1,325,035              $1,364,786
    Dietary                              $910,807                $938,131
    Housekeeping/Laundry                 $540,283                $556,491
    Maintenance                          $713,387                $734,789
                                       ----------              ----------
Fixed/Operating Exps                   $6,998,506              $7,208,462
                                       ----------              ----------
NET INCOME                             $1,699,039              $1,750,010
                                       ----------              ----------
                                       ----------              ----------
------------------------------------------------------------------------------


* Some expenses may have been eliminated as non-recurring or reclassified to facilitate comparison with the appraiser's estimates and may not match historical statements.
-------------------------------------------------------------------------------


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                           CAPITALIZATION

Most investors, in determining what price they would pay for The McCurdy Residential Center, begin with the net income (estimated in the preceding section). This net income is converted into a value estimate by means of capitalization; the overall capitalization rate is simply the ratio of net income to value.

The typical investor, when selecting his desired rate of return (or overall capitalization rate), considers: (a) the term for which he will hold the property and (b) his initial cash investment. The investor's initial equity is his actual downpayment at the time of purchase. His return is considered to be all of the income stream during the holding period and the cash he receives when he sells the property. The investor's equity may increase due to loan amortization and is further affected by appreciation or depreciation in property value.

Most investors consider the actual yield on equity more important than yield on purchase price. Today's market requires an after tax yield of 10% to 25%, depending upon the property type and the degree of risk.

The appraiser developed a Capitalization Rate using both a Direct
Capitalization method and a Yield Capitalization method.

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DIRECT CAPITALIZATION


LONG TERM CARE FACILITY SALES

Capitalization rates on typical investment type real estate currently range from 8% to 10%. Historically, properties like subject, with some Going Concern Value or Special Use characteristics, have commanded an increase in capitalization rate of 1% to 3% over typical investment type property.

                  SUMMARY RETIREMENT HOME FACILITY SALES

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                         OCCU-       PRVT         SF/            SP/           SP/                          CAPT
                 UNITS        AGE        PANCY       PAY          UNIT           SF           UNIT          EGIM            RATE
                 -----       -----      ------     ------       -------        ------       --------       -------         ------
Averages          100         23         86%         33%          292            $99         $29855          1.17           13.1%

Total Facilities        20
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

The data suggests a current rate of 13% to 15% (adjusted for today's market).

YIELD CAPITALIZATION

MORTGAGE EQUITY ANALYSIS


The appraiser prepared a Mortgage Equity Analysis and developed a Weighted Average Capitalization Rate sufficient to service the mortgage debt and equity position. The Appraisal Foundation publishes a monthly of mortgage interest rates derived from a survey of major institutional investors in the U.S. Although interest rates for Retirement Homes are not included in the survey, lenders advise that a premium of 1% to 3% should be added to the general apartment rate to reflect the increased risk for any property containing some Going Concern Value.

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To develop an Overall Capitalization Rate by Band of Investment, Mortgage -
Equity, we assumed a first mortgage of 70% loan to value and 10.5% interest rate, amortized over 20 years. Retirement Home lenders confirm this criteria would be currently acceptable. The Equity Yield Rate was estimated at 25%. The appraiser consulted with two major purchasers of this type property, who reported that this return is sufficient to attract equity capital.

The weighted average does not reflect equity buildup from mortgage amortization during the holding period. Mortgage amortization would accrue to the equity position and satisfy part of the owner's yield requirements. To reflect this, the appraiser deducted an appropriate rate from the weighted average. The mortgage amortization rate is calculated by multiplying the loan to value ratio, times the portion of the loan that will be paid off at the end of the holding period; this product is multiplied by the Sinking Fund Factor at the equity yield rate.

The weighted average rate does not incorporate the value appreciation or depreciation that can be anticipated for this type property in this location over the investment period. Studies show that well located real estate will appreciate in value at a rate at least equal to the inflation rate. To adjust the weighted average for this anticipated change, we multiplied the anticipated rate of change by the Sinking Fund Factor at the equity yield rate and adjusted the weighted average accordingly.

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                                            NATIONAL MARKET INDICATORS



                                   REGIONAL MALL                                CBD OFFICE
                                  ---------------                             ----------------
                            3rd Qtr             Prior Qtr            3rd Qtr                    Prior Qtr
-------------------------------------------------------------------------------------------------------------
Discount Rate (IRR)(a)

  Range                  10.00%-14.00%        10.00%-14.00%       10.00%-15.00%               10.00%-15.00%

  Average                    11.56%               11.50%              11.93%                      11.99%

  Change (b.p.)                --                   +6                  --                          -6


Overall Cap Rate (OAR)(a)

  Range                   6.25%-11.00%         6.25%-11.00%        7.00%-12.00%                8.00%-12.00%

  Average                    8.33%                8.17%               9.47%                       9.53%

  Change (b.p.)                --                  +16                  --                          -6

Residual Cap Rate

  Range                   7.50%-11.00%         7.00%-11.00%        8.25%-12.00%                8.25%-12.00%

  Average                    8.71%                8.56%               9.67%                       9.67%

  Change (b.p)                  --                  +15                  --                           0


                                     INDUSTIRAL                            APARTMENT
                                   ---------------                       ----------------
                           3rd Qtr               Prior Qtr         3rd Qtr            Prior Qtr
-------------------------------------------------------------------------------------------------
Discount Rate (IRR)(a)

  Range                  8.50%-14.00%        9.000%-14.00%      10.00%-12.50%        10.00%-12.50%

  Average                   11.19%              11.22%             11.30%              11.35%

  Change (b.p.)               --                  -3                 --                  -5


Overall Cap Rate (OAR)

  Range                  7.25%-13.00%        7.25%-13.00%       7.25%-13.00%        8.00%-10.50%

  Average                    9.23%              9.23%               9.23%               9.03%

  Change (b.p.)               --                   0                  --                  +5

Residual Cap Rate

  Range                  8.00%-11.00%        8.00%-11.00%       8.50%-10.50%        8.00%-10.50%

  Average                    9.55%              9.51%               9.32%               9.29%

  Change (b.p)                 --                  +4                 --                  +3


(a) Rate on unleveraged, all-cash transactions

--------------------------------------------------------------------------------
Definitions:

b.p.: Basis Points

DISCOUNT RATE (IRR): Internal rate of return on equity in an all-cash transaction, based on annual year-end compounding; formerly termed the Free and Clear Equity IRR in the Korpacz Survey.

OVERALL CAPITALIZATION RATE (OAR): Initial cash-on-cash rate of return on the equity investment in an all-cash transaction; formerly termed the Free and Clear Equity Cap Rate in the Korpacz Survey.

RESIDUAL CAP RATE: Overall capitalization rate used in calculation of residual price at conclusion of forecast period.

Source: Korpacz Real Estate Investor Survey. Personal survey of a cross section of major institutional equity real estate market participants conducted in October 1995 by Peter F. Korpacz & Associates, Inc. Published Fall 1996 in VALUATION INSIGHTS & PERSPECTIVES.


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
---------------------------------------------------------------------
---------------------------------------------------------------------
                     AS %           REQUIRED               CAPT.
                   OF TOTAL   X      ANNUAL        =       RATE
                                     RETURN
---------------------------------------------------------------------
First Mortgage        70%     X      11.98%        =       8.39%
Equity                30%     X      25.00%        =       7.50%
Weighted Average                                          15.89%
---------------------------------------------------------------------
---------------------------------------------------------------------




LESS CREDIT FOR EQUITY BUILDUP:

---------------------------------------------------------------------
---------------------------------------------------------------------
  LOAN RATIO  X    PART                 SINKING
                   LOAN       X         FUND FACTOR   =
                  PAID OFF
---------------------------------------------------------------------
   70.0%      X   9.68%       X          0.12180%     =         0.83%

---------------------------------------------------------------------
---------------------------------------------------------------------


ADJUSTMENT FOR DEPRECIATION/APPRECIATION:

---------------------------------------------------------------------
---------------------------------------------------------------------
 PLUS DEPRECIATION                  SINKING FUND
    (OR MINUS                          FACTOR          =
  APPRECIATION)           X
---------------------------------------------------------------------
      0.0%                X            0.12180         =       0.00%
---------------------------------------------------------------------
---------------------------------------------------------------------


OVERALL CAPITALIZATION RATE:

---------------------------------------------------------------------
---------------------------------------------------------------------
            TOTAL                                          15.06%
---------------------------------------------------------------------
---------------------------------------------------------------------

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DISCOUNTED CASH FLOW

HealthCare Property Appraisers of America, Inc.'s Discounted Cash Flow (DCF) program generates a "Going In" Capitalization Rate and a value estimate using mortgage and equity requirements, selected by the appraiser, . This value is
(1) the present value of any mortgage and (2) the present value of the equity position (i.e., the sum of all cash flow from operations -- after debt service and resale of the property, discounted by the equity yield rate).

The appraiser used the same mortgage input requirements in this method as in the Mortgage Equity Analysis. The Equity Yield was estimated at 25.0 %, which approximates the return from stock investment (a more similar risk). The DCF program also considers: (a) anticipated changes in income, (b) appreciation or depreciation of the residual property or (c) selection of a Terminal Capitalization Rate. This analysis developed a "Going In" Overall Capitalization Rate of 15.06%, which will give an equity dividend (cash on cash) of approximately 22.2% and a projected equity yield over the five-year holding period of 25.0%.

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

DATE INPUT                                              DATA OUTPUT
------------                                            ------------
EQUITY YIELD RATE             25.00000                  BEFORE TAX YIELD                 25.00000
HOLDING PERIOD                5                         OVERALL RATE                     0.15061
LOAN NUMBER                   1                         MORTGAGE CONSTANT                0.11981
INTEREST RATE                 0.10500                   MORTGAGE VALUE                   $8,133,785
LOAN TERM                     20.00000
PAYMENTS PER YEAR             12                        EQUITY VALUE                     $3,485,908
LOAN VALUE RATIO              0.70000                   EQUITY DIVIDEND                  0.22247
CHANGE IN VALUE               0.00000
LAND VALUE                    $0
DEPRECIATION METHOD           NONE
COST RECOVERY PERIOD          0
NET OPERATING INCOME          $1,750,000                VALUE                            $11,619,692
CHANGE IN NOI                 0.00000
INCOME ADJUSTMENT FACTOR      G1

                                       C A S H  F L O W  S U M M A R Y

                                    YEAR 1               YEAR 2               YEAR 3              YEAR 4             YEAR 5
                                 ----------            -----------        ------------        -------------       ----------
NOI                              $1,750,000            $ 1,750,000        $ 1,750,000         $ 1,750,000         $1,750,000
DEBT SER#l                      -$  974,474           -$   974,474       -$   974,474        -$   974,474        -$  974,474
BTCF                             $  775,526            $   775,526        $   775,526         $   775,526         $  775,526

RESALE PRICE                                            11,619,692

LOAN BALANCE # 1                                      -$ 7,346,310

BEFORE TAX PROCEEDS                                    $ 4,273,382

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CAPITALIZATION RATE SUMMARY
----------------------------
Our analyses indicate capitalization rates of:

  Direct Capitalization (Sales Data)                                                 13 % to 15%

  Mortgage Equity                                                                          15.1%

  Discounted Cash Flow                                                                     15.1%


     An overall capitalization rate of 15.06% was selected for our analysis, indicating a value by the Income Capitalization Approach of:


     NET INCOME        divided by       CAPT.RATE           =       VALUE
    ------------                       -----------                 ---------
     $1,750,010        divided by         15.06%            =     $11,620,254

MARKET VALUE OF REAL PROPERTY, PERSONAL                       (R) $11,620,000
PROPERTY & BUSINESS VALUE

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                                              SALES COMPARISON APPROACH TO VALUE
-------------------------------------------------------------------------------


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                 SALES COMPARISON APPROACH TO VALUE

The sales comparison approach is defined as "a set of procedures in which an appraiser derives a value indication by comparing the property being appraised to similar properties that have been sold recently, applying appropriate units of comparison, and making adjustments, based on the elements of comparison, to the sales prices of the comparables." (This information taken from THE DICTIONARY OF REAL ESTATE APPRAISAL, American Institute of Real Estate Appraisers, second edition.)

In this approach, the market value of the subject is estimated by comparing it to similar properties that have sold recently. This approach is predicated on the direct relationship between subject property's market value and the sale prices of comparable properties. In the case of a Retirement Home, such as the subject, these properties are sold and purchased by investors on a regional and national basis. For selection of comparable properties, we sought recent sales first within Indiana and then in the United States.

The accurate application of this approach is based, in part, on the choice of an appropriate unit of comparison, as shown on the summary grid. We extracted from each comparable two physical indicators and one economic indicator. The physical indicators included sales price per revenue-generating unit (beds or apartments) and sales price per square foot. The economic indicator used was an effective gross income multiplier (EGIM). The following section presents information on the sales analysis of comparables for an indicated value of the subject property.

This appraiser interviewed Mr. Rich Buchannon, Program Director, Facility Services, Indiana Board of Health concerning whether the property owner could operate the subject facility and participate in the state nursing home reimbursement program, in the event the current lessee does not extend the lease. It was the opinion of Mr. Buchannon that there are no legal or regulatory requirements that would prohibit the property owner from obtaining a new tenant or management company to operate the nursing home facility. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid matters and this critical assumption

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--------------------------------------------------------------------------------

should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.


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

                                                       Regional Facilities

                                               OCCU-      PRIV.     SF/    SP/    SP/                     CAPT
COMP#     STATE    DATE        BEDS    AGE     PANCY      PAY      BED     SF     BED          GIM         RATE
1740        IL     FEB 94      119              .86       .43                    33613        1.36       .111
1741        IL     FEB 94       49      10      .80       .50      265    113    30000        1.13       .085
1753        IL     Nov 94       62      18      .92       .25      228     92    20968        1.01       .156
1754        IL     Jun 94       74      24      .96       .41      241    118    28377        2.10       .150
1755        IL     Jan 95       68      29      .98       .39      237     87    20529        1.03       .114
1756        IL     Sep 94      106      27      .90       .12      248     75    18623        1.42       .143
1757        IL     Mar 95      121      19      .85       .19      231    114    26446        1.05       .109
1758        IL     Jan 95       97      26      .72       .36      273     94    25660        1.32       .113
1759        IL     Aug 95      150              .70       .57      397    160    63333        1.45       .128
1760        IL     Mar 95       70      21      .95       .32      219     98    21429        1.06       .071
1761        IL     Aug 95      127      28      .75       .25      310     89    27559        1.12       .127
1651        KS     MAR 94      100      31      .94       .29      274     52    14240        0.46       .332
1652        KS     JUL 94       80      31      .96                437     41    18008        0.65       .158
1653        KS     JAN 94      100      31      .96       .21      274     66    18000        0.59       .235
1566        MO     Jan 94      100      17      .87       .15      286     77    22000        1.02       .168
1575        MO     Jan 94      120              .75       .25      273     51    13958        0.62       .069
1514        OH     Jan 94      100      11      .80       .73      313    109    33977        0.65       .069
1549        OH     DEC 96      168      24                         284    163    46393        2.17       .075
1643        OH     Apr 95      100              .96       .33      380    150    57000        1.63       .103
1784        OH     APR 95      100                                 380    150    57000        1.63       .103

Averages:                      100      23      .86       .33      292     99    29855        1.17       .131

Total Facilities:                       20


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                                                 COMPARABLE #1757

Property:                                           Midwest Care Center (Prairie Rose Health Care)

Location:                                           900 South Chestnut Street Christian County
                                                    Pana, IL

Seller:                                             Mid-America Care Foundation

Buyer:                                              Midwest Care Centers, Inc.

Level of Care:                                      NF

Date of Sale:                                       Mar 95

Sale Price:                                         $3200000

Terms:                                              $3,200,000 in industrial revenue bonds issued by City of
                                                    Pana.

Building Notes:                                     Concrete block with steel frame on 6.74 acres of land.

Building Date:                                      1976

No. of Units:                                       121

Occupancy:                                          0.85

Building SF:                                        28000 SF

SF/Unit:                                            231 SF

Non-Medicaid Ratio:                                 0.19

Effective Gross Income:                             $3050000

Expenses:                                           $2700000

Net Income:                                         $350000

Price/SF:                                           $114/SF

Price/Unit:                                         $26446/Unit

EGIM:                                               1.05

Capt. Rate:                                         0.1090



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                                                 COMPARABLE #1761

Property:                                                     The Abbey of Carbondale

Location:                                                     120 N. Tower Road
                                                              Rosalie, IL

Seller:                                                       Abbey Management

Buyer:                                                        ABS Management

Level of Care:                                                NF

Date of Sale:                                                 Aug 95

Sale Price:                                                   $3500000

Terms:                                                        Cash to Seller

Building Notes:                                               One story concrete block and brick structure in average
                                                              condition.

Building Date:                                                1967

No. of Units:                                                 127

Occupancy:                                                    0.75

Building SF:                                                  39404 SF

SF/Unit:                                                      310 SF

Non-Medicaid Ratio:                                           0.25

Effective Gross Income:                                       $3125317

Expenses:                                                     $2682094

Net Income:                                                   $443223

Price/SF:                                                     $89/SF

Price/Unit:                                                   $27559/Unit

EGIM:                                                         1.12

Capt. Rate:                                                   0.1270

Comments:                                                     Income and expense data are from projections in appraisal from
                                                              June 1995.  Sale included a 108 bed pediatric skilled care unit which was closed by state for patient care violations. Above price is allocated from $3.5 million dollars actual sale price.

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                                                 COMPARABLE #1713

Property:                                                     Michigan City Health Care

Location:                                                     1101 East Coolspring Avenue
                                                              Michigan City, IN

Seller:                                                       Internat'l Elderely Care, Inc.

Buyer:                                                        Metro Health Foundation, Inc.

Level of Care:                                                NH

Date of Sale:                                                 OCT 93

Sale Price:                                                   $12750000

Building Notes:                                               1-story, concrete block with brick exterior. Average
                                                              condition.

Building Date:                                                1972

No. of Units:                                                 264

Occupancy:                                                    0.57

Building SF:                                                  62560 SF

SF/Unit:                                                      237 SF

Non-Medicaid Ratio:                                           0.17

Effective Gross Income:                                       4480000

Expenses:                                                     4956003

Net Income:                                                   $476003

Price/SF:                                                     $204/SF

Price/Unit:                                                   $48295/Unit

EGIM:                                                         2.85

Capt. Rate:                                                   -0.0370

Comments:                                                     331,492 SF site.


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                                                 COMPARABLE #1715

Property:                                                     New Harmonie Healthcare Center

Location:                                                     SR 66, 1300 Church Street
                                                              New Harmony, IN

Seller:                                                       Cardinal Group Corporation

Buyer:                                                        Healthcare Realty Trust

Level of Care:                                                NH

Date of Sale:                                                 MAY 93

Sale Price:                                                   $3600000

Building Notes:                                               1-story.

Building Date:                                                1987

No. of Units:                                                 96

Occupancy:                                                    0.64

Building SF:                                                  29500 SF

SF/Unit:                                                      307 SF

Non-Medicaid Ratio:                                           0.45

Effective Gross Income:                                       $2157676

Price/SF:                                                     $122/SF

Price/Unit:                                                   $37500/Unit

EGIM:                                                         1.67

Comments:                                                     Occupancy based on revenue.


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                                                 COMPARABLE #1717

Property:                                                     Whitley County Memorial Hospital

Location:                                                     411 North Wolff Road
                                                              Columbia City, IN

Seller:                                                       Alfran Nursing Home, Inc.

Buyer:                                                        Whitley County Mem. Hosp.

Level of Care:                                                NH

Date of Sale:                                                 JAN 93

Sale Price:                                                   $2650000

Building Date:                                                1972

No. of Units:                                                 82

Occupancy:                                                    0.85

Building SF:                                                  24398

SF/Unit:                                                      298 SF

Non-Medicaid Ratio:                                           0.41 SF

Effective Gross Income:                                       $2003552

Expenses:                                                     $1523690

Net Income:                                                   $479862

Price/SF:                                                     $109/SF

Price/Unit:                                                   $32317/Unit

EGIM:                                                         1.32

Capt. Rate:                                                   0.1810

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                                                 COMPARABLE #1643

Property:                                                     Huenfeld Care Center

Location:                                                     401 West Airport Highway
                                                              Swanton, OH

Seller:                                                       Huenfeld Care Center, Inc.

Buyer:                                                        Meditrust of Ohio, Inc.

Level of Care:                                                SNF

Date of Sale:                                                 Apr 95

Sale Price:                                                   $5700000

Terms:                                                        Arm's length and cash equivalent

Building Notes:                                               single story, brick veneer

No. of Units:                                                 100

Occupancy:                                                    0.96

Building SF:                                                  38000 SF

SF/Unit:                                                      380 SF

Non-Medicaid Ratio:                                           0.33

Effective Gross Income:                                       $3496968

Expenses:                                                     $2908968

Net Income:                                                   $588000

Price/SF:                                                     $150/SF

Price/Unit:                                                   $57000/Unit

EGIM:                                                         1.63

Capt. Rate:                                                   0.1030

Comments:                                                     Grantee AKA Harborside; gross land area 10 acres; incl. 49 beds for Alzheimers; Medicaid is 63%, balance from therapy and rehab services.


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

                                           SALES COMPARISON SUMMARY GRID
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
   COMP #          SUBJECT             #1757            #1761             #1101           #1715            #1717           #1643
   NAME            MCCURDY           MIDWEST            ABBEY         MICHGN CT             NEW          WHITLEY        HUENFELD
                RETIREMENT              CARE         CARBONDI         HLTH CARE        HARMONIE           CO MEM            CARE
   CITY         EVANSVILLE              PANA          ROSALIE         MICHGN CT       NW HARMON       COLUMB CTY         SWANTON
  STATE                IN                 IL               IL                IN              IN               IN              OH
----------------------------------------------------------------------------------------------------------------------------------
PROPERTY DATA
Year Built          1917,88              1976             1967              1972            1987             1972            n/a
Beds                    296               121              127               264              96               82            100
GBA (sf)            135,350            28,000           39,404            62,560          29,500           24,309         38,000
SF/Bed/Apt              457               231              310               237             307              296            380

SALE DATA
Date of Sale                             3/95             8/95             10/95            5/93             1/93           4/95
Sale Price                         $3,200,000       $3,500,000       $12,750,000      $3,600,000       $2,650,000     $5,700,000
Price/Bed                             $26,446          $27,559           $48,295         $37,500          $32,317        $57,000
Price/SF                              $114.29           $88.82           $203.80         $122.03          $109.01        $150.00

CUMULATIVE ADJUSTMENTS

Rights Conveyed                             0%               0%                0%               0%               0%            0%
  Adjusted Price                      $26,446          $27,559           $48,295          $37,500          $32,317       $57,000
                                         $114              $89              $204             $122             $109          $150
Financing Terms                             0%               0%                0%              -5%               0%            0%
  Adjusted Price                      $26,446          $27,559           $48,295          $35,625          $32,317       $57,000
                                         $114              $89              $204            $116              $109          $150
Conditions of Sale                          0%               0%                0%               0%               0%            0%
  Adjusted Price                      $26,446          $27,559           $48,295          $35,625          $32,317       $57,000

                                         $114              $89              $204            $116              $109          $150

Market                                      0%               0%                0%               5%               5%            0%
Conditions
  Adjusted Price                      $26,446          $27,559           $48,295          $37,406          $33,933       $57,000

                                         $114              $89              $204             $122             $114          $150

NON-CUMULATIVE ADJUSTMENTS

Physical Characteristics:

  Location                                  0%               0%                0%               0%               0%            0%
  Quality/Design                            0%               0%                0%               0%               0%            0%
  Conditions/Age                            0%               0%                0%               0%               0%            0%
  Area/Bed                                 10%               0%               10%               0%               0%            0%
Economic Factors                           15%              15%              -15%               0%               0%           25%
  Non-Cumulative Adjustments               25%              15%               -5%               0%               0%          -25%

ADJUSTED VALUE INDICATORS

Sale Price/Bed                        $33,058          $31,693           $45,881          $37,406          $33,933       $42,750
Sale Price/SF                            $143             $102              $194             $122             $114          $113
Average Sale Price/Bed                $37,453
Average Sale Price/SF                    $131


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                    ADJUSTMENTS TO COMPARABLE SALES

Since investment grade properties are bought for their income producing capabilities, investors will pay more for a property with a higher income. To adjust for this economic difference in the sales comparables, we used a net income differential multiplier, which recognizes any percentage change between the comparables' and the subject's net income on a per bed or per square foot basis. For example, the subject's net income on a per bed basis was ERR of Comparable Number # 1757's net operating income. Accordingly, an economic multiplier of ERR was applied to that comparable's sales indicator. This analysis was used for all of the comparables, on both a per square foot basis and per revenue generating unit (bed or apartment) basis. Since the economics of a property are a direct reflection of the physical features, amenities, and location, no further adjustments for these items was considered necessary.

                             SALES PRICE PER BED

HealthCare Property Appraisers maintains a nationwide data bank on long term health care facilities, which currently includes sales of over 1,800 facilities. Facilities which are of good quality but predominantly medicaid funded are selling on a nationwide basis for approximately $25,000 to $50,000 per bed. Higher quality homes, which offer better services, amenities, and therapy areas, or homes with unusual profit potential, generally sell for $45,000 to $75,000 per bed.

The comparables selected for close analysis have an unadjusted sales price per bed ranging from $26,446 to $57,000, with an average of $38,186. Factors which affect the sales price per bed include unit mix, number of residents per room, project amenities, and average area per bed. A property which has a larger average area per bed will typically sell at a higher unit price.

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After adjusting the comparables to the subject using the net income differential multiplier, the sales price per bed formed a range of $31,693 to $45,881, with an average of $37,453. Giving further consideration to subject's average bed area and other physical characteristics, the value range on a per bed basis is estimated at $37,000 to $38,000. Applying this range to the subject's 296 Beds indicates a value range of $10,952,000 to $11,248,000.


# BEDS          X        SALE PRICE PER BED                =      INDICATED VALUE
--------                 -------------------                     ---------------
296 Beds        X        $37,000 to  $38,000               =      $10,952,000 to
                                                                  $11,248,000

                SALES PRICE PER SQUARE FOOT

The unadjusted comparables formed a sales price range from $89 to $204 per square foot, with an average of $131. An inverse relationship usually exists between the sales price per square foot and the average area per bed, assuming all amenities and services are similar (i.e., a smaller unit usually generates more income on a per square foot basis than a larger unit). This relationship is reflective of staffing costs because per resident day costs are typically not directly influenced by unit size. It is also reflective of the fixed costs of furniture, fixtures, and equipment, which are spread over the total square footage. After economic adjustments, the comparables formed a sales price per square foot range of $102 to $194, with an average of $131.

Considering the subject's functional utility, area per resident, quality and condition, we believe a value range of $130 to $132 per square foot to be indicated. Applying the unit values to the subject's 135,350 of gross building area indicates a value range of $17,595,500 to $17,866,200.


     BUILDING SIZE   X      SALE PRICE PER SF      =     INDICATED VALUE
     -------------          -----------------            ---------------
        135,350      X         $130 to $132        =     $17,595,500 to
                                                         $17,866,200

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           RECONCILIATION OF SALES COMPARISON INDICATORS

The value ranges developed by the indicators are summarized below:


------------------------------------------------------------------------------
------------------------------------------------------------------------------
INDICATORS OF VALUE                                          VALUE RANGE
------------------------------------------------------------------------------
------------------------------------------------------------------------------
SALES PRICE PER BED                                 $10,952,000 to $11,248,000
------------------------------------------------------------------------------
SALES PRICE PER SQUARE FOOT                         $17,595,500 to $17,866,200
------------------------------------------------------------------------------
------------------------------------------------------------------------------

The sales price per bed tends to be a good indicator if the comparables have similar rates, per patient day occupancy, and self pay ratios. The sales price per square foot can be a good indicator, if all the comparables happen to be similar to size. The flaws or deficiencies of the physical indicators have been tempered with economic adjustment. The subject is substantially larger per square foot than the comparables which distorts this indicator. Giving consideration to current market conditions and the subject's physical and economic characteristics, the sales comparison approach is best represented by a narrower range of $10,950,000 to $11,250,000

The usefulness of the Sales Comparison Approach in providing a value range is limited by differences in location, services and many other variables. A precise comparison between the comparable sales and the subject property is extremely difficult. We made economic adjustments to lessen these differences somewhat. Moreover, there is no accurate way to determine whether the sales prices actually paid represent fair market values, due to the unknown variables of buyers' and sellers' exact motivations or any special conditions that may have influenced the sales. We believe the sales comparison approach has limited application for indicating an exact value estimate. Accordingly, the reconciled range is intended primarily to test the reasonableness of the Cost and Income Capitalization Approaches.


INDICATED MARKET VALUE                                $10,950,000 to $11,250,000

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             RECONCILIATION AND FINAL VALUE ESTIMATE

--------------------------------------------------------------------------------
INDICATED VALUE BY COST APPROACH                                     $11,270,000

INDICATED VALUE BY INCOME APPROACH                                   $11,620,000

INDICATED VALUE BY SALES COMPARISON APPROACH                         $10,950,000
                                                                  to $11,250,000
--------------------------------------------------------------------------------

To estimate the final Market Value for The McCurdy Residential Center, it is necessary to reconsider all three approaches, correlate the data, and determine what emphasis to give each approach.

THE COST APPROACH was based upon a component cost breakdown prepared by a computer utilizing the Marshall and Swift Valuation Service Cost Data Bank. This nationally recognized building costs service prepared a very accurate estimate of replacement costs for subject's improvements. From replacement costs (direct and indirect) was deducted depreciation based upon observation and age of the improvements and sales data as well as consideration of Functional and External Obsolescence. Subject's 31,363 sf of land were valued at $9 sf or 1970,88. This approach indicated a market value for the real estate and the Furniture, Fixtures, and Equipment in The McCurdy Residential Center of $11,270,000, which includes an estimated $518,000 for FF&E.

The Principle of Substitution does not recognize the fact that it is very difficult to take a long-term care project from the initial construction stages through all of the regulatory agencies, obtain a Certificate of Need
(CON) from the state, operate the facility successfully, and generate the reputation for excellence necessary to attract a strong private pay census. The application and approval of the Certificate of Need necessary to operate will quite often take as long as two years and is by no means a guarantee of success. Once a CON has been

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obtained, it is sometimes sold prior to construction. Sales prices of $50,000 to $500,000 for an approved CON have been reported. The business expertise necessary to deal with the Medicaid and Medicare authorities as well as the multitude of governmental agencies regulating and supervising a nursing home also requires considerable specialized knowledge. None of this expertise was reflected by the Cost Approach to Value. Therefore, the least emphasis was placed upon the Cost Approach to Value in this analysis.

Under the INCOME APPROACH to value, the appraiser analyzed the subject property from the standpoint of a potential investor who would be most interested in its income stream. After reviewing the owner's operating statements for the subject property as well as other comparable properties, the appraiser believes the subject's estimated income stream is a reasonable expectation. Our stabilized income stream was based upon an anticipated Effective Gross Income of $8,958,500 and Expenses of $7,208,462 (or 80.5% of Effective Gross Income). The projected Net Income to Real Estate of $1,750,010 was capitalized at 15.06%. Based upon a consideration of current financing, available alternatives, and equity demands, the Market Value of The McCurdy Residential Center was indicated by the Income Approach to be $11,620,000, which includes $518,000 for Furniture, Fixtures and Equipment.

Under the SALES COMPARISON APPROACH, the appraiser reviewed a considerable number of sales of Retirement Homes. Analysis of this data after adjustments for property differences indicated a Market Value for The McCurdy Residential Center of $10,950,000 to $11,250,000, based on $37,000 to $38,000 per unit.
The $10,950,000 to $11,250,000 value includes Furniture, Fixtures and Equipment estimated at $518,000.

We believe equal emphasis can be placed on the Income Capitalization and Sales Comparison Approaches to Value. Based on the enclosed data and analyses, I believe the Subject Property described herein has the following estimated Final Market Value as of April 5, 1997 at Stabilized Census, Occupancy and Rates:

FINAL MARKET VALUE OF SUBJECT PROPERTY:                           $11,250,000

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                                   MARKETING PERIOD

Due to the fairly strong market and demand for Retirement Homes, The McCurdy Residential Center should be readily saleable. Although the market is not as strong today as it was a few years ago, there are a number of buyers seeking for this type property. In fact, the market for this type property is strong enough that they generally are not listed with real estate brokers, but are usually sold "off the market." The appraiser is familiar with the sale of a number of Retirement Homes that have taken place over the past year. The average sales time for those properties was approximately six months. If the subject property were fairly priced and adequately marketed, we believe it could be sold at our appraised value within approximately twelve months.


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      ALLOCATION OF VALUE BETWEEN REAL PROPERTY, PERSONAL PROPERTY AND
                           BUSINESS ENTERPRISE

The total value of a real estate property frequently consists of only land and improvements. However, in the case of a "Going Concern" property in which a business is operated, such as a Retirement Home, the total value may also contain personal property and/or intangible assets (i.e., "Business Value") consisting of business enterprise, goodwill, and going-concern value). Income generated from the property is derived from tangible real and personal property and intangible assets.

Both the real estate and the business enterprise are required to generate income. To estimate the value of the real estate, the appraiser must divide the net operating income between the two components of real estate and business enterprise. In the case of a Retirement Home, the intangible assets (i.e., in-place management, staff, operations, stabilized occupancy, good will, percentage of nonsubsidized residents and general reputation of the property) are difficult to relocate. Consequently, the value attributable to them is considered to be tied to the real estate.

The operation of a Retirement Home is a highly specialized business enterprise, requiring extensive knowledge of national and state health care systems, over and above a knowledge of health care and the business acumen required to operate any business. This is evidenced by the fact that the State Department of Public Health requires very specific licensing of the professionals and real estate that provide these services.

Management of this specialized business can be contracted out to a professional management firm for a specified fee arrangement (typically 3% to 6% of effective gross income). The management firm will provide the business acumen to operate the business enterprise. However, the management company, while operating this business on behalf of an owner, will not assume the ownership risk of that business. Any liability risk, entrepreneurship risk, and/or losses to be covered are the responsibility of the owner of the business enterprise. Accordingly,

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the real estate interest and the operating business enterprise interest are two separate components that are frequently bought, sold, and leased independently from each other.

To study the value of the real estate separate from the value of the business enterprise, the appraiser first examined leases of various facilities. Our study of Retirement Home leases did not develop a consistent pattern of rental rates per bed or any other common denominator that could be applied to the subject appraisal assignment. The lease rate paid on a Retirement Home is affected by a large number of variables (e.g., the funding program for government subsidized residents, accounting methods used, occupancy and census ratio) in addition to the usual array of variables found in any real estate. These factors vary to such an extent that analysis of other leases in comparison to the subject property did not develop any meaningful or helpful data.

Analysis of leases on a specific subject property may also be less than helpful in estimating the value of the fee simple estate. An old lease may have a contract rental different from the market rental rate, developing some leasehold estate value. The leased fee value and the leasehold value can be ascertained by studying the fair market rental or economic rental of the subject property. However, it is not necessary to consider an old lease to develop a value for the fee simple estate.

The appraiser considered several methods for studying the Business Value by investigating the relationship between: (a) the COST OF TANGIBLE ASSETS versus the total VALUE OF ALL ASSETS, (b) capitalization rates of typical investment properties versus Going Concern properties and (c) the debt coverage ratio required for Going Concern type real property.

COST ANALYSIS

Under the Cost Approach to Value, we estimated the replacement cost of all tangible components, such as land and direct and indirect construction costs. The difference between

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the reproduction costs of the tangible assets and the Final Market Value of the total subject property was considered to be an indication of Business
Value.

            Final Market Value                         $11,250,000
            Less Cost Approach                         $11,270,000
                                                       -----------
            Indicated Business Value                       (20,000)

CAPITALIZATION RATE ANALYSIS

Properties which include intangibles like Going Concern Value, normally have a higher Overall Capitalization Rate than properties without any Business Value. The higher Overall Capitalization Rate recognizes, in part, the greater risk of owning a business versus owning real estate or other tangible assets. Comparison of the subject's Capitalization Rate to the Capitalization Rate for properties not having any Business Value (but having similar age, construction, location and value) indicates the portion of the total value attributable to the business enterprise. The higher Capitalization Rate of Retirement Homes includes the return necessary on the real estate, the business portion, and furniture, fixtures and equipment. In our subject study we developed an Overall Capitalization Rate of 15.06% for the subject property. A fair market Capitalization Rate for a comparable property without any Business Value is considered to be 9.00%. Dividing the real estate Capitalization Rate of 9.00% by subject's Capitalization Rate of 15.06% indicates the portion of subject's value representing tangible real property and business value to be:
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

        REAL PROPERTY    divided       SUBJECT        =      % TANGIBLE
          CAPT. RATE       by         CAPT. RATE             REAL ESTATE
        -------------                 ----------             -----------
             9.00%       divided        15.06%        =       60.0% (R)
                           by

            FINAL                % TANGIBLE                VALUE OF
         MARKET VALUE    X       REAL ESTATE   =         REAL PROPERTY
        -------------            -----------             -------------
         $11,250,000     X        60.0%(R)     =           $6,750,000

Final Market Value (Total Property)                               $11,250,000
Less Value Of Real Property                                        $6,750,000
                                                                  -----------
Business Value and Furniture, Fixtures And Equipment               $4,500,000
Less Furniture, Fixtures And Equipment                              $ 518,000
                                                                  -----------
Indicated Business Value                                           $3,982,000

DEBT COVERAGE RATIO ANALYSIS

An indication of the subject property's Business Value can be developed by separating net income into real estate and business components. (Personal property is handled in our income model with a replacement reserve.) Investors in Retirement Home real estate and Retirement Home business enterprises have specific income rate of return and "debt coverage" requirements. The relationship between the "debt coverage" requirements of a real estate investor and the requirements of a business enterprise investor can be ascertained mathematically.

REAL ESTATE INVESTOR

There are several investors for real estate entities that do not contain the business enterprise component. Many investors want to be passive real estate investors, without the management problems or risk associated with operating a Retirement Home. The typical investor is a

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--------------------------------------------------------------------------------

health-care oriented, real estate investment trust (REIT) who purchases 100% of a Retirement Home's real estate. The appraiser surveyed acquisition officers of several REITs to ascertain their rate of return and "debt coverage" (i.e., rent coverage) requirements:

      - Omega Healthcare is currently seeking 11.8% on a variable return and underwrites debt coverage with a minimum of 1.25X.

      - Healthcare REIT's current yield requirement is based on 500 points over the 10 year T bill rate. Today, this is a total return of 11.84%. Their minimum debt coverage ratio is 1.25X.

      - Health Equity Properties' current return requirement is 12% to 12.5%. Their minimum debt coverage ratio is 1.25X to 1.4X, depending on the credit.

From the above data, it appears that the real estate in a Retirement Home like the subject property can be sold and leased back, giving a return to the passive real estate investor of approximately 11.8% to 12.5%, or an average
(mode) of 12%. The most common "debt coverage" factor is 1.20X to 1.50X, or an average of 1.35X.

BUSINESS ENTERPRISE INVESTORS

Many Retirement Home operators and individual investors will purchase the business enterprise operating within a Retirement Home property. Consequently, the real estate in a Retirement Home is frequently sold to a real estate investor, such as a REIT. The new real estate owner will then lease it to a management company who will own and operate the business enterprise. Management companies and individual investors try to group their property operations within a specific state for obvious reasons; however, they will usually consider an individual acquisition within any state that has a viable government assistance program. We surveyed companies and individuals who invest in Retirement Home businesses to determine their requirements for investing in a Retirement Home business enterprise. The results of this survey include:

      - Health Prime, Inc., an active purchaser of Retirement Home going concerns and business enterprises, reported they would acquire a health care business (without the underlying real estate) if the investment would provide a return of 15% to 17%. This assumes they had no other facilities within the area, were not attempting to fill out their management team, and had no other ulterior motives.

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      -  Life Care Affiliates reported that their investors require a 15% return on cash invested, assuming the real estate is owned by another entity and the investors are strictly buying the business operation with no interest in the underlying real or personal property assets.

      - Regency Health Care reported that they would be willing to consider purchasing a leasehold estate or the business interest in a going concern property, assuming a cash-on-cash return of 15% to 18%.

There are many potential purchasers actively seeking the acquisition of Retirement Homes either as "going concerns" (i.e., containing both real estate and the business enterprise) or as the operating business enterprise only. As evident from the above, the business enterprise operating within the subject real estate can probably be sold to an investor who would require a 15% cash-on-cash return after satisfying all requirements of real estate, personal property and management.

DISTRIBUTION OF INCOME BETWEEN REAL ESTATE AND BUSINESS ENTERPRISE

The subject property's Economic Rental is the amount of net operating income available to satisfy a potential purchaser of the real estate and his requirements for rate of return and "debt coverage." Conversely, the income available to an investor in the business enterprise is the income available after satisfying the priority claim on income by ownership of the real and personal property. The division of income (and value) between the various components of the total going concern entity (i.e., real property, personal property and business enterprise) can be developed by studying their mathematical relationship.

Debt coverage ratios for this type property range from 1.10X to 3.00X, depending on the quality of the property and dependability of its income stream. We believe the subject ranks average in credit risk and estimate a debt coverage ratio of 1.35X to be appropriate.

When a potential purchaser of real estate requires a "debt coverage" factor of 1.35, he is requiring that a minimum of 26% of the net operating income be available to compensate the

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business enterprise owner. Without that minimum return, no one will provide the requirements of business enterprise ownership for this facility. This is demonstrated mathematically as follows:

                                                 MAXIMUM INCOME
                                  DEBT            AVAILABLE TO
 FACILITY'S NET     divided     COVERAGE             REAL
OPERATING INCOME      by          RATIO     =      ESTATE OWNER
----------------                --------         ---------------
    100%            divided      1.35X      =         74%
                      by


                               INCOME
                             ALLOWABLE
                              TO REAL         INCOME REQUIRED
   FACILITY'S                 ESTATE           FOR BUSINESS
OPERATING INCOME       -      OWNER       =        OWNER
----------------             ----------       ---------------
     100%              -         74%      =         26%


This analysis of the capital requirements of purchasers of Retirement Home real estate demonstrates that a minimum of 26% of the net operating income must be allocated to the business enterprise component. Conversely, a maximum of 74% of the property's net operating income is available for economic rental to the owner of the underlying real estate. Accordingly, the appraiser allocated 26% of net operating income to provide the necessary compensation for the required business enterprise ownership.

DISTRIBUTION OF VALUE BETWEEN REAL, PERSONAL AND BUSINESS PROPERTY

The personal property component has already been estimated and its respective capital requirement previously deducted. The remaining net income can be distributed between real property and business enterprise as shown above. By studying the capital return requirements of real property versus a business enterprise, a mathematical relationship between the value of those two components can be established.

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Ownership of the real estate component requires a 10% return, according to the typical REIT investors in real estate. Ownership of the business enterprise component requires a 15% return on investment, according to typical purchasers of business property. A distribution of income and related values for the two property components is shown below. Assuming a $100,000 net operating income, and the required rate of return and debt coverage factors previously discussed, the "Going Concern" value of a Retirement Home would be distributed between real estate and business enterprise as follows:

--------------------------------------------------------------------------------------------------------------------
Distribution of Income
Between Real Estate                                               Distribution of           Percentage Distribution
Ownership & Business     divided         Required Rate             Value Between              of Value Between Real
Enterprise Ownership       by              of Return        =         Components                 Estate & Business
(Assumes 1.35X Debt
Coverage & $100K NOI)
--------------------------------------------------------------------------------------------------------------------
Real Estate =            divided
$74,000 (74%)               by               10%            =        $740,000                         81%
--------------------------------------------------------------------------------------------------------------------
Business Enterprise =    divided
$ 26,000 (26%)              by               15%            =        $173,333                         19%
--------------------------------------------------------------------------------------------------------------------
Total Property =
$100,000 (100%)                                                      $913,333                        100%
--------------------------------------------------------------------------------------------------------------------

           Indicated Business Value: $11,250,OOOX 19% = $2,137,500


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SUMMARY

The two methods of estimating Business Value have indicated values as follows:

     Cost Analysis                                                 ($20,000)

     Capitalization Rate Analysis                                $3,982,000

     Debt Coverage Ratio Analysis                                $2,137,500

After considering all methods, it was our opinion that the subject property's final Market Value of $11,250,000 included a Business Value of:

     BUSINESS VALUE                                             $2,000,000

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                    SUMMARY OF VALUES

It was our opinion that the Subject Property described herein had the following Market Value, as of April 5, 1997, at current occupancy and in its present physical condition, subject to the Underlying Assumptions and Limiting Conditions contained in this report:

     Land                                                                  $285,000

     Building Improvements                                               $8,447,000
                                                                         ----------
     Total Real Estate                                                   $8,732,000

     Personal Property                                                     $518,000

     Business Value                                                      $2,000,000
                                                                         ----------
     Total Property                                                     $11,250,000

SPECIAL CONDITION

After discussions with appropriate state agencies, the appraiser believes the property owner will be able to continue operating the subject facility as a nursing home. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid matters and this critical assumption should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.

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             UNDERLYING ASSUMPTIONS AND LIMITING CONDITIONS

1. The Appraiser assumes no responsibility for legal matters nor renders an opinion of title. Good title to The McCurdy
    Residential Center is assumed.

2. The commissioning and/or possession of this report does not carry with it the right of publication, nor does it oblige the appraiser to appear in court, commission, or in any other capacity without prior arrangements and additional compensation.

    This appraisal report has been prepared for the exclusive benefit of its intended user, Capitol Senior Living, Inc.. It may not be used or relied upon by any other party. Any party who uses or relies upon any information in this report without the preparer's written consent is an unintended user, and does so at his own risk.

3. The separate values for land, equipment, business value and/or buildings must not be used in reference to any other appraisal and are invalid if so used. The distribution of total value applies only to existing utilization.

4. The factual information in this report--furnished by others or taken from public records--is believed to be reliable, but no responsibility is assumed for its accuracy. We do not guarantee the correctness of estimates, opinions, sketches and other exhibits.

5. One (or more) of the signatories of this appraisal report is a Member of the Appraisal Institute. The Bylaws and Regulations of the Institute require each Member to control the use and distribution of each appraisal report signed by such Member. Therefore, except as hereinafter provided, the party for whom this appraisal report was prepared may distribute copies of this appraisal report, in its entirety, to such third parties as may be selected by the party for whom this appraisal report was prepared. However, selected portions of this appraisal report shall not be given to third parties without prior written consent of the signatories of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by use of advertising, public relations, news, sales, or other media for public communication without the prior written consent of the signatories of this appraisal report.

6. The soil and subsoil, unless otherwise detailed, appear firm and solid. No engineering study has been made and the appraiser is not responsible for any adverse condition that may be found in these matters.

7. The appraiser is not an expert in pest detection or control. The value estimate tendered, unless qualified, assumes these matters (including but not limited to termites, dry rot, wet rot, and other wood-destroying organisms) are not present or have been detected and properly corrected.

8. Any description of improvements is intended to be general, for descriptive purposes only, and based primarily upon observation. All foundations and mechanical, plumbing,

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    electrical, heating, ventilation, air conditioning, and
    roof systems are assumed to be adequate, in good working order and capable of performing the function for which they were designed. The appraiser has no expertise in this area and cannot certify the condition or functional adequacy of these items. A qualified inspector should be utilized for that purpose. The appraiser assumes no responsibility for any hidden or unapparent conditions of the property, soil, subsoil, or structures that would affect its value.

9. Any site or building improvement, whether existing or proposed, is assumed by the appraiser to comply with all applicable building codes, zoning and environmental regulations for this jurisdiction and is assumed to be a legal structure. The appraiser has not verified the accuracy of this assumption. We recommend an attorney be retained for verification purposes.

10. The existence (if any) of potentially hazardous material (such as, but not limited to, formaldehyde foam insulation, radon, asbestos or toxic waste) was not considered. The appraiser is not qualified to detect such substances and we urge the client to retain an expert in this field.

11. The appraiser has not researched the subject property for liens nor reviewed any mortgage documents. Our analysis is based upon the assumption that any mortgages encumbering subject are of such amount, rates, and terms as to be considered typical in the market place and would neither contribute to nor detract from the property's market value. The property is therefore appraised as though it were free and clear of any debt encumbrances or subject to financing which is generally acceptable in the market.

12. The value estimate and estimated income and expenses assume responsible ownership and typical, competent management.

13. Gross area of land and improvements is estimated by methods and from sources considered reliable and the data is believed to be accurate. However, no responsibility is assumed for its accuracy and it is recommended that a licensed surveyor be employed for that purpose. The appraiser's Final Market Value estimate is primarily predicated upon the economic viability of the project itself and its projected income stream. Any minor difference in the subject's actual land or improvement size would have little or no effect on its true market value. Any statement by the appraiser contained herein as to the size of land or building improvements is for descriptive purposes and is a statement of the appraiser's opinion as to the property's functional utility and not a statement of fact as to its physical size.

14. The subject property is subject to licensing and certification by several regulatory agencies. Our value estimate is predicated upon the subject property maintaining its Certificate Of Need and/or License and Certification to Operate as a Retirement Home. The loss of either one of those items could affect the value of the subject property.

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15. In the event that any residents are funded by public or third party payors, we have assumed that all payments will be made promptly.

16. The Market Value estimate is predicated upon an assumption of stabilized occupancy, rates and census.

17. The appraiser's projections of income and expenses are not predictions of the future. They are our best estimates of current market thinking about what future income and expenses might be. We make no warranty or representations that these projections will materialize.

18. To the best of the appraiser's knowledge, the subject property is not currently under any option, listing or agreement of sale. There may have been transactions of this type, but the relevant details were not available. While any present or past listing, option or sales data on the subject available to the appraiser have been considered in this analysis, the Final Market Value was estimated as though subject were available for sale on the open market.

19. To the best of the Appraiser's knowledge, this report conforms to the current requirements prescribed by the Uniform Standards of Professional Appraisal Practice of the Appraisal Standards Board of the Appraisal Foundation as required by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Appraisal Institute.

20. The Americans with Disabilities Act "ADA" became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, I (we) did not consider possible noncompliance with the requirements of ADA in estimating the value of the property. Based on our personal inspection, we are not aware of any irregular or apparent non-compliant handicap items.

21. The final value conclusions in this report are predicated upon the assumption that the property is not subject to any management contract or lease and that the property would be available for negotiation of a new lease or management contract at this time.

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SPECIAL CONDITION

After discussions with appropriate state agencies, the appraiser believes the property owner will be able to continue operating the subject facility as a nursing home. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid matters and this critical assumption should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.



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                           APPRAISER'S CERTIFICATION

I certify that, to the best of my knowledge and belief:

       - The statements of fact contained in this appraisal report are true and correct.

       - The reported appraisal analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, unbiased, professional analyses, opinions and conclusions.

       - I have no present or prospective interest in the property that is the subject of this report and I personal interest or bias with respect to the parties involved.

       - My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

       - My analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Standards Board of the Appraisal Foundation as required by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.

       - As of the date of this report, J. Michael Burroughs, MAI, SRA has completed the requirements of the continuing education program of the Appraisal Institute.

       - The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

       - The subject property was inspected by Franklin M. Ramsey and was not inspected by J. Michael Burroughs.

       - Eve L. Burroughs and Bonny J. Sinclair provided valuable assistance in compiling data for this report. No one else provided significant professional assistance to the undersigned. The appraiser gratefully acknowledges the contribution of data from several sources.

       - The appraiser has complied with the USPAP competency provision.

       -      The USPAP departure provision does not apply.

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       -      This appraisal assignment was not based on a requested minimum or maximum valuation, a specific valuation, or the approval of a loan.

    I do not authorize the out-of-context quoting from or partial reprinting of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by the use of media for public communication without the prior written consent of the appraiser(s) signing this appraisal report.

                                            /s/ J. Michael Burroughs
                                            ---------------------------------
                                            J. MICHAEL BURROUGHS, MAI, SRA

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                              REFERENCES

         The appraiser would like to acknowledge the following resources:

1.       Laventhol & Horwath, Retirement Housing Industry 1989
         (Laventhol & Horwath, Philadelphia, PA 1990).

2. Laventhol & Horwath, Nursing Home Industry 1988 (Laventhol & Horwath, Philadelphia, PA 1989).

3.       Marshall and Swift Computerized Services, Los Angeles, CA.

4.       National Planning Data Corporation, Ithaca, NY.

5.       SMG Marketing Group, Inc.-C- 1993.

6.       Ernst & Young and American Association of Homes for the
         Aging Study. Continuing Care Retirement Communities: An
         Industry in Action, Analysis and Developing Trends, 1989.

7. THE DICTIONARY OF REAL ESTATE APPRAISAL, American Institute of Real Estate Appraisers, second edition.

8.       THE APPRAISAL OF REAL ESTATE, ninth edition.

9. THE GUIDE TO THE NURSING HOME INDUSTRY, 1993. A joint publication of Health Care Investment Analysts, Inc. and
         Arthur Andersen & Co.

10.      U. S. Bureau of Census.

11.      MARION MERRELL DOW MANAGED CARE DIGEST LONG TERM CARE
         EDITION 1993. Marion Merrell Dow, Inc.

12. AN OVERVIEW OF THE ASSISTED LIVING INDUSTRY, October 1993, Coopers & Lybrand and The Assisted Living Facilities
         Association of America.

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                        QUALIFICATIONS OF APPRAISER

                     J. MICHAEL BURROUGHS, MAI & SRA
                           POST OFFICE BOX 2227
                     HWY 64 EAST, LAUREL TERRACE, 2ND FLOOR
                         CASHIERS, NORTH CAROLINA 28717

BUSINESS EXPERIENCE

J. Michael Burroughs has been engaged in the preparation of appraisals, feasibility studies, economic analyses, and general consulting on all types of properties for various clients. In the mid-1970s, Mr. Burroughs began specializing in the appraisal of long-term health care facilities and housing for the elderly. Since 1985, Mr. Burroughs has worked exclusively with long-term health care and housing for the elderly in the areas of appraising, brokerage, and finance.

Assignments have been in more than 44 of the 50 United States. Current assignments include all types of healthcare and senior housing real estate:

      Nursing Homes
      Continuing Care Retirement Communities (Both Rental and Endowment) Assisted Living Facilities
      Acute Care Hospitals
      Psychiatric Hospitals
      Congregate Living Facilities

Properties appraised total approximately 3,000 in number and exceed $7 Billion in appraised value. Mr. Burroughs has also been active as a general partner in five successful apartment to condominium conversion projects and is actively engaged in the buying and selling of investment real estate for his own account and for clients. He is a nationally recognized convention speaker and published author on healthcare appraising and financing.

EMPLOYMENT

HealthCare Property Appraisers of America, Inc. -- President
     June, 1973 to Present

Atlantic Mortgage and Investment Company -- First Vice President
     January, 1972 to July, 1973, Winston-Salem, NC

Wachovia Mortgage Company - Asst. VP and Manager of the Charlotte Income
      Property Loan Department
      May, 1970 to January, 1972, Charlotte, NC

Prudential Insurance Company - Real Estate and Mortgage Loan Department
      Regional Appraiser
      December, 1964 to April, 1969, Montgomery, Alabama May 1969 to May, 1970, Charlotte, N. C.

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GENERAL EDUCATION

Mars Hill College--Associate of Arts--1962

University of North Carolina at Chapel Hill--B.S. in Business Administration
     (Major: Banking and Finance) 1964

REAL ESTATE EDUCATION

American Institute of Real Estate Appraisers--Real Estate Valuation--Course I--
     University of Mississippi, 1966.

American Institute of Real Estate Appraisers--Real Estate Valuation--Course II--
     Tulane University, 1967.

Various Seminars in Tax Deferred Exchanging and Computer Applications for
     Real Estate Analysis.

PROFESSIONAL CONTRIBUTIONS

Mr. Burroughs has authored articles for national industry periodicals and is a nationally recognized speaker on the valuation of healthcare and senior living properties.

MEMBERSHIPS AND PROFESSIONAL DESIGNATIONS

The Appraisal Institute--MIA, SRA
Licensed Real Estate Broker
The Academy of Real Estate Exchangers
State Certified General Appraiser

AREA OF SPECIALTY--LONG-TERM HEALTH CARE

             HEALTHCARE AND NURSING HOME FACILITIES

Facilities Appraised:    2500

Location:                Located in 44 States

Type: Skilled, ICF, Personal Care, Head Trauma, Long-Term Pediatric Care, Substance Abuse, Mentally Retarded
                         (MR), Rehabilitation, Alzheimer's, Acute, Sub-Acute, Rehab, and Psychiatric Hospitals

              RETIREMENT HOUSING

Facilities Appraised:    60+

Location:                Located in over 14 States

Type: Lease Rental, Condo Ownership, Retirement Apartments with or without Nursing Home, Assisted Living, and Luxurious Hotel-type for the well elderly. Housing for the elderly requiring some personal care and services.

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                           TYPICAL NURSING HOME CLIENTS (PARTIAL LIST)

         MORTGAGE/BOND LENDERS

         Bank One, Indianapolis, IN
         Bear Sterns Investment Bankers, New York, NY
         Dominion Bank, Richmond, VA
         First American National Bank, Nashville, TN
         First National of Maryland, Baltimore, MD
         Grove Capital, Atlanta, GA
         Healthcare REIT, Toledo, OH
         Hibernia National Bank, New Orleans, LA
         J. C. Bradford, Nashville TN and Pensacola, FL
         Maryland National Bank, Baltimore, MD
         Society Bank, Dayton, Ohio
         Southtrust Bank, N.A., Birmingham, AL
         Van Kampen Merritt, Philadelphia, PA
         Wachovia Bank & Trust, Raleigh, NC
         Wright One Financial, Dayton, OH

         HEALTHCARE MANAGEMENT COMPANIES

         American Retirement Corporation, Nashville, TN
         The Angell Group, Winston-Salem, NC
         Asheville Psychiatric Hospital, Asheville, NC
         Beverly Enterprises, Ft. Smith, AR
         Brian Management Group, Hickory, NC
         The Brunner Companies, Dayton, OH
         Charlotte Memorial Hospital, Charlotte, NC
         Convalescent Services, Atlanta, GA
         Cumberland Health Systems, Nashville, TN
         Denver Health Group, Denver, CO
         Diversicare Corporation of America, Franklin, TN
         Elmhurst Psychiatric Hospital, Portland, CT
         Genesis Health, West Point, PA
         Health Care Capital, Atlanta, GA
         Health Care Concepts, Atlanta, GA
         Health Prime, Atlanta, GA
         Meridian Healthcare, Towson, MD
         Multicare Management, Inc., Hackensack, NJ
         National Health Corporation, Murfreesboro, TN
         Nomura, New York, NY
         Quest Rescue, Atlanta, GA
         Quorum Health Services, Inc., Wellesley, MA
         Regency Health Care, Ormond Beach, FL
         Resource Housing of America, Atlanta, GA
         Royal Care, Inc., Cleveland, TN
         Southern Care Enterprises, Atlanta, GA
         TheraTx, Baltimore, MD
         Total Care Systems, Inc., West Point, PA
         WellCare, Inc., Atlanta, GA

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


                                                  ADDENDA
---------------------------------------------------------

CURRENT DATE                    MCCURDY HEALTHCARE CENTER
  12/23/96
                         P R O F I T   A N D   L O S S   (B U D G E T)

                                    PERIOD ENDING 11/30/96

INCOME

                          ------------------CURRENT PERIOD-----------------          ---------------YEAR - TO - DATE--------------
                               ACTUAL              BUDGET          VARIANCE              ACTUAL             BUDGET        VARIANCE
ROUTINE SERVICE REVENUE     702619.10           655639.00                 7          7849727.70          721549.00               9
SPECIAL SERVICE REVENUE      86167.73            47225.00                82          1087114.85          525875.00             107
NURSING SERVICE REVENUE      10321.77            11145.00                 7           142060.96          123772.00              15
OTHER REVENUE ITEMS          16451.17            18530.00                11           189635.81          203830.00               7
ALLOWANCES/CONTRACTUALS    -133712.29           -33727.00               296         -1295788.77         -376157.00             244

  TOTAL INCOME              681847.48           698812.00                 2          7972750.55         7692379.00               4


EXPENSES

                         ------------------CURRENT PERIOD-----------------          ---------------YEAR - TO - YEAR--------------
                              ACTUAL              BUDGET          VARIANCE              ACTUAL             BUDGET        VARIANCE
ROUTINE SERVICE EXPENSE    211442.63           213839.00                 1          2343275.34         2322166.00               1
SPECIAL SERVICE EXPENSE     59841.05            45011.00                33           635904.90          499229.00              27
MEDICAL RECORDS DEPT         7261.29             6955.00                 4            30986.61           76440.00               6
ACTIVITY DEPARTMENT EXP      9684.64            11667.00                17           108858.12          128322.00              15
SOCIAL SERVICE DEPT EXP      5543.07             3596.00                54            47556.19           39513.00              20
DIETARY DEPARTMENT EXP      80093.46            73794.00                 9           834906.93          806641.00               4
LAUNDRY DEPARTMENT EXP      14919.50            16069.00                 7           180855.56          175266.00               3
HOUSEKEEPING DEPT. EXP      27153.13            28218.00                 4           314404.22          308535.00               2
MAINTENANCE DEPT. EXP       30608.05            29942.00                 2           406186.33          328779.00              24
PLANT OPERATION EXPENSE     29212.18            19665.00                49           247752.83          264023.00               6
R/E & PROPERTY EXP          15612.00            16411.00                 5           178926.78          180521.00               1
GENERAL & ADMINISTRATIVE   164184.25           181496.00                10          1990223.59         2001844.00               1
AMORTIZATION & MISC EXP      6283.89             8321.00                24            98894.64           97271.00               2


  TOTAL EXPENSES           661839.14           654984.00                 1          7468732.04         7228553.00               3

    NET PROFIT              20008.34            43828.00                54           504018.51          463826.00               9

                                        Data Provided
                                           By Owner

 FEDERAL EMERGENCY MANAGEMENT AGENCY   See the Attached   O.M.B. No. 3067 0264
 STANDARD FLOOD HAZARD DETERMINATION     Instructions     Expires April 30, 1998
--------------------------------------------------------------------------------
                         SECTION I - LOAN INFORMATION
--------------------------------------------------------------------------------
1. LENDER NAME AND ADDRESS         2. COLLATERAL (Building/Mobile Home/Personal
                                                  Property) PROPERTY ADDRESS
                                   (LEGAL DESCRIPTION MAY BE ATTACHED.)

   HEALTHCARE PROPERTY APPRAISERS
   HWY 64 EAST BOX 2227             101 SE 1ST ST
   CASHIERS, NC 28717               EVANSVILLE, IN 47708-1406

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3. LENDER ID. NO.   4. LOAN IDENTIFIER    5. AMOUNT OF FLOOD INSURANCE REQUIRED

                          2                    $ 0
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                                  SECTION II
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A. NATIONAL FLOOD INSURANCE PROGRAM (NFIP) COMMUNITY JURISDICTION
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              NFIP COMMUNITY         COUNTY(IES)      STATE    NFIP COMMUNITY
                  NAME                                            NUMBER
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EVANSVILLE, CITY OF                 VANDERBURGH       IN         180257
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B. NATIONAL FLOOD INSURANCE PROGRAM (NFIP) DATA AFFECTING BUILDING/MOBILE HOME
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NFIP MAP NUMBER OR
COMMUNITY-PANEL NUMBER     NFIP MAP PANEL
(COMMUNITY NAME, IF NOT  EFFECTIVE/REVISED                             NO. NFIP
THE SAME AS "A")                DATE         LOMA/LOMR    FLOOD ZONE      MAP
1802570007B                   10/15/81                        C
                                           ----  -----
                                           Yes    Date
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C. FEDERAL FLOOD INSURANCE AVAILABILITY (CHECK ALL THAT APPLY)
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  /X/ Federal Flood Insurance is available (community participates in NFIP).
      /X/ Regular Program / / Emergency Program of NFIP
  / / Federal Flood Insurance is not available because community is not participating in the NFIP
  / / Building/Mobile Home is in a Coastal Barrier Resources Area (CBRA),
      Federal Flood Insurance may not be available.
           CBRA designation dates:
                                   ----------------------------
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D. DETERMINATION
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IS BUILDING/MOBILE HOME IN SPECIAL FLOOD HAZARD AREA
(ZONES BEGINNING WITH LETTERS "A" OR "V")?  / / YES  /X/  NO

If yes, flood insurance is required by the Flood Disaster Protection Act of 1973.

If no, flood insurance is not required by the Flood Disaster Protection Act of 1973.
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E. COMMENTS (OPTIONAL):

Name:                                        Cert No.: 1405426-0
Type: REGULAR                                Client ID: 7425
Priority: REGULAR


Requested By: EVE OR BONNY                   Fax: 1-(704) 743-1730
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This determination is based on examining the NFIP map, any Federal Emergency
Management Agency revisions to it, and any other information needed to locate the building/mobile home on the NFIP map.
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F. PREPARER'S INFORMATION
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 NAME, ADDRESS, TELEPHONE NUYMBER (IF OTHER THAN LENDER)   DATE OF DETERMINATION

 BANKERS HAZARD DETERMINATION SERVICES-BHDS                      3/19/97
 PO BOX 33001
 ST. PETERSBURG, FL 33733
 PHONE: 1-800-723-6327
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FEMA FORM 81-93, JUN 95